Exhibit 99.3

PRO FORMA VALUATION REPORT

MACON FINANCIAL CORP.

Franklin, North Carolina

PROPOSED HOLDING COMPANY FOR:

MACON BANK

Franklin, North Carolina

Dated As Of:

May 13, 2011

Prepared By:

RP® Financial, LC.

1100 North Glebe Road

Suite 1100

Arlington, Virginia 22201

RP® FINANCIAL, LC.
Serving the Financial Services Industry Since 1988

May 13, 2011

Boards of Directors

Macon Bancorp

Macon Financial Corp.

Macon Bank

220 One Center Court

Franklin, North Carolina 28734

Members of the Boards of Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion transaction described below.

This Appraisal is furnished pursuant to the requirements of 563b.7 and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”) and applicable interpretations thereof. Such Valuation Guidelines are relied upon by the Federal Reserve Board (“FRB”), the Federal Deposit Insurance Corporation (“FDIC”) and the North Carolina Commissioner of Banks (the “Commissioner”) in the absence of separate written valuation guidelines.

Description of Plan of Conversion

On May 18, 2011, the respective Board of Directors of Macon Bancorp, a North Carolina-chartered mutual holding company, (the “MHC”) and Macon Bank adopted the plan of conversion, whereby the MHC will convert to stock form. As a result of the conversion, the MHC, which currently owns all of the issued and outstanding common stock of Macon Bank, will be merged into a newly formed stock North Carolina corporation Macon Financial Corp. as of the closing of the conversion (“Macon Financial” or the “Company”). Following the conversion, the MHC will no longer exist. For purposes of this document, the existing consolidated entity will hereinafter be referred to as Macon Financial or the Company.

Macon Financial will offer its common stock in a subscription offering to Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors and Other Members, as such terms are defined for purposes of applicable federal regulatory guidelines governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to members of the general public in a community offering and a syndicated offering. A portion of the net proceeds received from the sale of the common stock contributed to Macon Bank and the balance of the net proceeds will be retained by the Company.

Washington Headquarters
Three Ballston Plaza 1100 North Glebe Road, Suite1100 Arlington, VA 22201 www.rpfinancial.com	Telephone: (703) 528-1700 Fax No.: (703) 528-1788 Toll-Free No.: (866) 723-0594 E-Mail: mail@rpfinancial.com

Boards of Directors

May 13, 2011

At this time, no other activities are contemplated for the Company other than the ownership of Macon Bank and reinvestment of the proceeds that are retained by the Company. In the future, Macon Financial may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. For its appraisal services, RP Financial is being compensated on a fixed fee basis for the original appraisal and for any subsequent updates, and such fees are payable regardless of the valuation conclusion or the completion of the conversion offering transaction. We believe that we are independent of the Company, Macon Bank, the MHC and the other parties engaged by Macon Bank or the Company to assist in the stock conversion process.

Valuation Methodology

In preparing our Appraisal, we have reviewed the regulatory applications of Macon Financial, Macon Bank and the MHC, including the prospectus as filed with the FRB, FDIC, Commissioner and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the Company that has included a review of audited financial information for the past five years through the year ended December 31, 2010 and a review of various unaudited information and internal financial reports through March 31, 2011. We have also conducted due diligence related discussions with Macon Financial’s management; Dixon Hughes Goodman LLP, Macon Financial’s independent auditor; Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., Macon Financial’s conversion counsel; and Raymond James Financial, Inc., Macon Financial’s financial and marketing advisor in connection with the stock offering. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which Macon Financial operates and have assessed the Company’s relative strengths and weaknesses. We have monitored all material regulatory and legislative actions affecting financial institutions generally and analyzed the potential impact of such developments on Macon Financial and the industry as a whole to the extent we were aware of such matters. We have analyzed the potential effects of the stock conversion on the Company’s operating characteristics and financial performance as they relate to the pro forma market value of Macon Financial. We have reviewed the economy and demographic characteristics of the primary market area in which the Company currently operates. We have compared Macon Financial’s financial performance and

Boards of Directors

May 13, 2011

condition with publicly-traded thrift institutions evaluated and selected in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed conditions in the securities markets in general and the market for thrifts and thrift holding companies, including the market for new issues.

The Appraisal is based on Macon Financial’s representation that the information contained in the regulatory applications and additional information furnished to us by the Company and its independent auditors, legal counsel, investment bankers and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Company, or its independent auditors, legal counsel, investment bankers and other authorized agents nor did we independently value the assets or liabilities of Macon Financial. The valuation considers Macon Financial only as a going concern and should not be considered as an indication of the Company’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for the Company and for all thrifts and their holding companies. Changes in the local and national economy, the federal and state legislative and regulatory environments for financial institutions, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the Company’s value alone. It is our understanding that Macon Financial intends to remain an independent institution and there are no current plans for selling control of the Company as a converted institution. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which the Company’s stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

It is our opinion that, as of May 13, 2011, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion equaled $50,000,000 at the midpoint, equal to 5,000,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $42,500,000 and a maximum value of $57,500,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 4,250,000 at the minimum and 5,750,000 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a super maximum value of $66,125,000 without a resolicitation. Based on the $10.00 per share offering price, the super maximum value would result in total shares outstanding of 6,612,500.

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such

Boards of Directors

May 13, 2011

valuation is determined in accordance with applicable regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of Macon Financial immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the public stock offering.

The valuation prepared by RP Financial in accordance with applicable regulatory guidelines was based on the financial condition and operations of Macon Financial as of March 31, 2011, the date of the financial data included in the prospectus.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its financial institution clients.

The valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of Macon Financial, management policies and current conditions in the equity markets for thrift stocks, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the federal and state legislative and regulatory environments for financial institutions, the stock market in general, the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.

Respectfully submitted,

RP® FINANCIAL, LC.

/s/ William E. Pommerening
William E. Pommerening Chief Executive Officer and Managing Director

/s/ Gregory E. Dunn
Gregory E. Dunn Director

RP® Financial, LC.	TABLE OF CONTENTS
i

TABLE OF CONTENTS

MACON FINANCIALCORP.

Franklin, North Carolina

DESCRIPTION		PAGE NUMBER

CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction		I.1
Plan of Conversion		I.1
Strategic Overview		I.2
Balance Sheet Trends		I.6
Income and Expense Trends		I.9
Interest Rate Risk Management		I.13
Lending Activities and Strategy		I.14
Asset Quality		I.16
Funding Composition and Strategy		I.17
Subsidiaries		I.18
Legal Proceedings		I.18

CHAPTER TWO	MARKET AREA

Introduction		II.1
National Economic Factors		II.1
Market Area Demographics		II.5
Local Economy		II.7
Unemployment Trends		II.9
Market Area Deposit Characteristics and Competition		II.10

CHAPTER THREE	PEER GROUP ANALYSIS

Peer Group Selection Process		III.1
Financial Condition		III.5
Income and Expense Components		III.8
Loan Composition		III.11
Interest Rate Risk		III.13
Credit Risk		III.15
Summary		III.15

RP® Financial, LC.	TABLE OF CONTENTS
ii

TABLE OF CONTENTS

MACON FINANCIAL CORP.

Franklin, North Carolina

(continued)

	DESCRIPTION	PAGE NUMBER

CHAPTER FOUR	VALUATION ANALYSIS

	Introduction	IV.1
	Appraisal Guidelines	IV.1
	RP Financial Approach to the Valuation	IV.1
	Valuation Analysis	IV.2
	1. Financial Condition	IV.2
	2. Profitability, Growth and Viability of Earnings	IV.4
	3. Asset Growth	IV.6
	4. Primary Market Area	IV.6
	5. Dividends	IV.7
	6. Liquidity of the Shares	IV.8
	7. Marketing of the Issue	IV.9
	A. The Public Market	IV.9
	B. The New Issue Market	IV.13
	C. The Acquisition Market	IV.15
	8. Management	IV.15
	9. Effect of Government Regulation and Regulatory Reform	IV.17
	Summary of Adjustments	IV.17
	Valuation Approaches	IV.17
	1. Price-to-Earnings (“P/E”)	IV.19
	2. Price-to-Book (“P/B”)	IV.19
	3. Price-to-Assets (“P/A”)	IV.21
	Comparison to Recent Offerings	IV.22
	Valuation Conclusion	IV.22

RP® Financial, LC.	LIST OF TABLES
iii

LIST OF TABLES

MACON FINANCIAL CORP.

Franklin, North Carolina

TABLE NUMBER	DESCRIPTION	PAGE

1.1	Historical Balance Sheet Data	I.7
1.2	Historical Income Statements	I.10

2.1	Summary Demographic Data	II.6
2.2	Primary Market Area Employment Sectors	II.8
2.3	Market Area Largest Employers	II.9
2.4	Market Area Unemployment Trends	II.10
2.5	Deposit Summary	II.11
2.6	Market Area Deposit Competitors	II.12

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.6
3.3	Income as a Pct. of Avg. Assets and Yields, Costs, Spreads	III.9
3.4	Loan Portfolio Composition and Related Information	III.12
3.5	Interest Rate Risk Measures and Net Interest Income Volatility	III.14
3.6	Credit Risk Measures and Related Information	III.16

4.1	Market Area Unemployment Rates	IV.7
4.2	Pricing Characteristics and After-Market Trends	IV.14
4.3	Market Pricing Comparatives	IV.16
4.4	Public Market Pricing	IV.20

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.1

I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

In 1997, Macon Bank (the “Bank”) reorganized into the single-tier mutual holding company structure. As part of the reorganization, Macon Bank formed Macon Bancorp, Inc., a North Carolina-chartered mutual holding company (the “MHC”). The MHC is regulated by the Commissioner and the FRB and its principal activity is owning the outstanding common stock of Macon Bank. Macon Bank is a North Carolina chartered stock saving bank headquartered in Franklin, North Carolina. The Bank was organized in 1922 as a North Carolina chartered mutual savings and loan association, and converted to the stock form of organization in 1997. Macon Bank is a full service community bank, which serves western North Carolina through its corporate headquarters and 11 full service branch offices. A map of Macon Bank’s branch offices is provided in Exhibit I-1. Macon Bank is a member of the Federal Home Loan Bank (“FHLB”) system, and its deposits are insured up to the regulatory maximums by the Federal Deposit Insurance Corporation (“FDIC”).

Plan of Conversion

On May 18, 2011, the Board of Directors of the MHC adopted the plan of conversion, whereby the MHC will convert to stock form. As a result of the conversion, the MHC, which currently owns all of the issued and outstanding common stock of Macon Bank, will be succeeded by a new North Carolina corporation with the name of Macon Financial Corp. (“Macon Financial” or the “Company”). Following the conversion, the MHC will no longer exist. For purposes of this document, the existing consolidated entity will hereinafter be referred to as Macon Financial or the Company.

Macon Financial will offer 100% of its common stock to qualifying depositors of Macon Bank in a subscription offering and, if necessary, to members of the general public through a community and a syndicated offering. Going forward, Macon Financial will own 100% of Macon Bank’s stock. In addition to Macon Bank, Macon Capital Trust I (“Macon Capital”) is a wholly-owned subsidiary of the Company. Macon Capital was formed in connection with the issuance of $14.4 million of junior subordinated debentures by the Company to Macon Capital, pursuant to which the Company downstreamed the funds into Macon Bank to qualify as Tier 1 capital. At this time, no other activities are contemplated for the Company other than reinvestment of the proceeds that are retained by the Company. In the future, Macon Financial

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.2

may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

Strategic Overview

Macon Bank is a full service community bank, with a primary strategic objective of meeting the borrowing and savings needs of its local customer base. Historically, Macon Financial’s operating strategy has been fairly reflective of a traditional thrift operating strategy, in which 1-4 family residential mortgage loans and retail deposits have constituted the principal components of the Company’s assets and liabilities, respectively. Since the mid-1990s, the Company has pursued implementation of a more diversified lending strategy into higher yielding and more rate sensitive types of loans. Lending diversification by the Company has emphasized growth of construction and land loans and commercial real estate loans, which constitute the most significant areas of lending diversification for the Company. The Company’s market area encompasses the Smoky Mountains and, thus, the regional market area’s attractiveness as a destination for outdoor recreational and leisure activities has had a significant influence on the local economy. Accordingly, a significant portion of the Company’s construction and land lending activities were sustained by demand for second homes in the regional market area.

With the onset of the credit crisis and national recession that began in the second half of 2008, the Company’s lending markets have been adversely impacted by the downturn in the national economy. Most notably, the Company’s lending markets have experienced a significant drop-off in demand for new housing. Rising inventories of unsold homes have depressed housing prices and substantially curtailed demand for new home construction. As a result of the slowdown in the regional housing market, the Company has experienced credit quality deterioration. Credit quality deterioration has been most evident with respect to the Company’s holdings of construction and land loans, 1-4 family permanent mortgage loans and commercial real estate loans, with the portfolio of construction and land loans constituting the greatest source of loss exposure for the Company.

To address credit quality deterioration and downturn in local real estate market conditions, the Company has put in place a number of initiatives in support of managing credit risk exposures. The Company recently hired a new Chief Credit Officer to oversee and manage

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.3

the credit risk function, with a current strategic emphasis on reducing problem loans through workouts and/or sale of properties that the Company has foreclosed on.

In the prevailing market environment, the Company has substantially curtailed construction and land lending. Commercial real estate lending has also been de-emphasized as an area of lending diversification. The Company’s lending activities going forward will continue to emphasize originations of 1-4 family permanent mortgage loans and emphasize commercial business loans as primary area of lending diversification. Pursuant to targeting growth of commercial business loans, the Company will also place an emphasis on growing commercial deposit accounts through establishing full service banking relationships with its commercial borrowers. In support of growing the commercial loan portfolio, the Company will be seeking to add staff with commercial lending expertise in the Company’s lending markets.

Investments serve as a supplement to the Company’s lending activities and have become a more prominent component of interest-earning assets, as the loan portfolio has declined in recent years. The Company’s investment portfolio is considered to be indicative of a low risk investment philosophy. Mortgage-backed securities constitute the largest concentration of the investment portfolio, which consist substantially of mortgage pass-through certificates that are guaranteed or insured by Government Sponsored Enterprises (“GSEs”). Other investments held by the Company consist of municipal bonds, U.S. Government and agency securities, FHLB stock, corporate securities and a CRA mutual fund.

Retail deposits have consistently served as the primary interest-bearing funding source for the Company, while the deposit base also includes brokered deposits. Certificates of deposit (“CDs”) constitute the largest portion of the Company’s deposit base. The Company utilizes borrowings as a supplemental funding source to facilitate management of funding costs and interest rate risk. FHLB advances constitute the primary source of borrowings utilized by the Company, with other borrowings utilized by the Company generally limited to federal funds. The Company’s also maintains $14.4 million of junior subordinated debentures or trust preferred debt, which was downstreamed into Macon Bank for purposes of increasing Tier 1 capital. Deposit growth combined with asset shrinkage have funded the pay down of borrowings in recent years.

Macon Financial’s earnings base is largely dependent upon net interest income and operating expense levels. In recent years, the Company’s net interest margin has declined reflecting interest rate spread compression. Among the factors that have contributed to reduced interest rate spreads include an increase in the non-accruing loan balance and a shift in

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.4

interest-earning asset composition towards a higher concentration of cash and investments that generally earn lower yields relative to loans. Operating expense ratios have also trended lower over the past few years, as the Company has reduced operating expenses primarily through reductions in compensation and benefit costs. Non-interest operating income has been a fairly stable contributor to the Company’s earnings, but somewhat limited by a deposit base that is concentrated in CDs. To address deterioration in the credit quality of its loan portfolio, which has resulted in significant net charge-offs on the loan portfolio, the Company significantly increased the amount of loan loss provisions established in recent years. Largely as the result of the higher loan loss provisions established in recent years, the Company reported net losses for 2009 and 2010 and for the first quarter of 2011.

Pursuant to the significant deterioration in the Company’s credit quality, net losses recorded in recent periods, erosion of capital and other regulatory concerns, in April 2010, the Bank entered into a Memorandum of Understanding (the “Bank MOU”) with the FDIC and the Commissioner. In addition in June 2010, the Company entered into a Memorandum of Understanding (the “Company MOU”) with the Federal Reserve Bank of Richmond. A summary of the requirements of the Bank MOU and the Company MOU are set forth in Exhibit I-2. Except for the elevated capital requirements of the Bank MOU, it is believed by the Company’s management that the Company and the Bank are generally in compliance with the Company and Bank MOUs.

The current business plan of the Company is to reduce credit risk exposure through improving asset quality and emphasizing lower risk types of loans in local and familiar markets. Loan growth strategies will seek to increase commercial business lending to small- and medium-sized businesses in the Company’s market area. Pursuant to targeting growth of commercial business loans, the Company is also placing an emphasis on growing commercial deposit accounts through establishing full service banking relationships with its commercial borrowers.

The Company’s Board of Directors has elected to complete a public stock offering to strengthen the balance sheet, increase operating flexibility and support growth strategies going forward. Notably, the increase in capital realized from the stock offering will address the elevated capital requirements of the Bank MOU. The Company’s strengthened capital will also provide more of a capital cushion to absorb future credit quality related losses, as well as increase the Company’s flexibility to accelerate reduction of problem assets through the sale of selected non-performing assets at a loss. To the extent that the Company achieves reductions

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.5

in non-performing assets, the Company will be bettered position to implement planned growth strategies and restore profitability. Macon Financial’s higher capital position resulting from the infusion of stock proceeds will also serve to reduce interest rate risk, particularly through enhancing the Company’s interest-earning-assets to interest-bearing-liabilities (“IEA/IBL”) ratio. The additional funds realized from the stock offering will provide an alternative funding source to deposits and borrowings in meeting the Company’s future funding needs, which may facilitate a reduction in Macon Financial’s funding costs. Additionally, Macon Financial’s higher equity-to-assets ratio will also better position the Company to pursue expansion opportunities. Such expansion would most likely occur through the establishment or acquisition of additional banking offices or customer facilities that would increase market penetration in the markets currently served by the Company or to gain a market presence into nearby complementary markets. The Company will also be bettered position to pursue growth through acquisition of other financial service providers following the stock offering, given its strengthened capital position. At this time, the Company has no specific plans for expansion. The projected uses of proceeds are highlighted below.

•

Macon Financial. Macon Financial is expected to retain approximately 10% of the net offering proceeds. At present, funds at the holding company level are expected to be primarily invested initially into short-term investment grade securities. Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into Macon Bank, repurchases of common stock, and the payment of regular and/or special cash dividends. Funds retained by the Company will also be used to pay the quarterly interest due to on the Company’s trust preferred debt.

•

Macon Bank. Approximately 90% of the net stock proceeds will be infused into Macon Bank. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds, and are expected to be primarily utilized to fund loan growth and to provide a capital cushion to absorb credit quality related losses.

Overall, it is the Company’s objective to satisfy the requirements of the Company and Bank MOUs, reduce problem assets and pursue growth that will serve to increase returns, strengthen the Company’s ability to compete, build market share and to increase franchise and stockholder value.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.6

Balance Sheet Trends

Table 1.1 shows the Company’s historical balance sheet data for the past five and one-quarter years. From year end 2006 through March 31, 2011, Macon Financial’s assets decreased at a 1.4% annual rate. Most of the reduction in assets consisted of loans, which included loan charge-offs and foreclosures of properties that were securing loans that had become non-performing. Asset shrinkage, along with deposit growth, funded the pay down of borrowings during the five and one-quarter year period covered in Table 1.1. At March 31, 2011, the Company had $932.8 million in assets, $782.1 million in deposits and total equity of $56.3 million, equal to 6.0% of total assets. The Company’s audited financial statements are incorporated by reference as Exhibit I-3. A summary of Macon Financial’s key operating ratios for the past five and one quarter years is presented in Exhibit I-4.

Macon Financial’s loans receivable portfolio decreased at a 3.7% annual rate from year end 2006 through March 31, 2011. After peaking at year end 2007, the Company’s loan receivable portfolio decreased steadily through March 31, 2011. Construction and land loans accounted for most of the decrease in the loans receivable balance, as the Company curtailed originations of such loans with the onset of the recession in 2008. Loan charge-offs and foreclosures also accounted for the decline in construction and land loans. The more significant reduction in loans relative to the decrease in assets provided for a decrease the loans-to-assets ratio from 79.4% at year end 2006 to 71.6% at March 31, 2011. One-to-four family residential mortgage loans represent the largest concentration in the Company’s loan portfolio, followed by commercial real estate loans and construction and land loans. Trends in the Company’s loan portfolio composition over the past five and one-quarter years show that the concentration of 1-4 family residential mortgage loans comprising total loans increased from 31.5% of total loans at year end 2006 to 34.8% of total loans at March 31, 2011. Comparatively, from year end 2006 through March 31, 2011, commercial real estate loans increased from 19.2% to 29.3% of total loans and construction and land loans decreased from 34.3% to 22.4% of total loans reflecting that the Company has substantially de-emphasized such loans in the prevailing economic and real estate market environment. Home equity lending has also been a notable area of lending diversification for the Company, with home equity loans and lines of credit decreasing nominally from 10.8% of total loans at year end 2006 to 10.7% of total loans at March 31, 2011. Commercial business loans, which are a targeted area of lending growth for the Company, decreased from 2.8% of total loans at year end 2006 to 2.2% of total loans at March 31, 2011.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.7

Table 1.1

Macon Financial Corp.

Historical Balance Sheet Data

													12/31/06- 03/31/11
	At Year Ended December 31,										At March 31,		Annual.
	2006		2007		2008		2009		2010		2011		Growth Rate
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)
Total Amount of:
Assets	$988,363	100.00%	$1,047,901	100.00%	$1,114,528	100.00%	$1,078,537	100.00%	$1,021,777	100.00%	$932,845	100.00%	-1.35%
Cash and cash equivalents	14,360	1.45%	16,145	1.54%	26,629	2.39%	34,344	3.18%	18,048	1.77%	20,290	2.18%	8.47%
Investment securities/CDs	135,721	13.73%	150,184	14.33%	213,981	19.20%	193,977	17.99%	217,197	21.26%	155,203	16.64%	3.21%
Loans held for sale	738	0.07%	3,269	0.31%	1,084	0.10%	302	0.03%	210	0.02%	510	0.05%	-8.33%
Loans receivable, net	784,578	79.38%	819,615	78.21%	802,804	72.03%	753,966	69.91%	698,309	68.34%	667,714	71.58%	-3.72%
FHLB stock	10,065	1.02%	10,631	1.01%	12,616	1.13%	12,288	1.14%	10,979	1.07%	10,979	1.18%	2.07%
Bank-owned life insurance	11,739	1.19%	13,522	1.29%	17,074	1.53%	17,701	1.64%	18,315	1.79%	18,476	1.98%	11.26%
Real estate owned	1,651	0.17%	2,198	0.21%	5,531	0.50%	22,829	2.12%	21,511	2.11%	23,491	2.52%	86.78%
Deposits	$697,989	70.62%	$675,896	64.50%	$716,005	64.24%	$790,408	73.29%	$798,419	78.14%	$782,135	83.84%	2.71%
Borrowings	207,933	21.04%	274,383	26.18%	292,833	26.27%	192,833	17.88%	142,833	13.98%	80,333	8.61%	-20.05%

Equity	$69,792	7.06%	$81,080	7.74%	$88,744	7.96%	$81,631	7.57%	$65,968	6.46%	$56,330	6.04%	-4.92%

Full Service Banking Offices Open	10		11		11		11		11		11

(1)	Ratios are as a percent of ending assets.

Sources: Macon Financial’s prospectus, audited and unaudited financial statements and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.8

Consumer lending, other than home loans and lines of credit, has been a minor area of lending diversification for the Company. Consumer loans equaled 1.4% of total loans at year end 2006, versus 0.6% of total loans at March 31, 2011.

The intent of the Company’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting Macon Financial’s overall credit and interest rate risk objectives. It is anticipated that proceeds retained at the holding company level will primarily be invested into investments with short-term maturities. Over the past five and one-quarter years, the Company’s level of cash and investment securities (inclusive of FHLB stock) ranged from a low of 16.2% of assets at year end 2006 to a high of 24.1% of assets at year end 2010. Cash and investments totaled $186.5 million or 20.0% of assets at March 31, 2011. The general upward trend in the level of cash and investments maintained by the Company from year end 2006 through year end 2010 reflects that cash flow realized from deposit growth and the pay down of the loan portfolio has in part been redeployed into cash and cash investments, as the Company has sought to reduce its balance of risk-weighted assets. Mortgage-backed securities totaling $87.9 million comprised the most significant component of the Company’s investment portfolio at March 31, 2011. The mortgage-backed securities portfolio consists substantially of pass-through securities guaranteed or insured by GSEs and, to a lesser extent, consists of collateralized mortgage obligations that are also guaranteed by GSEs. Other investments held by the Company at March 31, 2011 consisted of U.S. Government agency securities ($30.1 million), municipal bonds ($35.2 million) corporate debt securities ($1.0 million) and a CRA Investment Fund ($530,000). The Company also held $20.3 million of cash and cash equivalents and $11.0 million of FHLB stock at March 31, 2011. The investment securities portfolio was maintained as available for sale at March 31, 2011 and reflected a net unrealized loss of $283,000. Exhibit I-5 provides historical detail of the Company’s investment securities portfolio.

The Company also maintains an investment in bank-owned life insurance (“BOLI”) policies, which cover the lives of the Bank’s management and Board of Directors. The purpose of the investment is to provide funding for the benefit plans of the covered individuals. The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds. As of March 31, 2011, the cash surrender value of the Company’s BOLI equaled $18.5 million.

Over the past five and one-quarter years, Macon Financial’s funding needs have been largely addressed through deposits and internal cash flows, with supplemental funding provided

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.9

by borrowings and retained earnings. From year end 2006 through March 31, 2011, the Company’s deposits increased at an annual rate of 2.7%. Following a decrease in deposits in 2007, deposits increased from year end 2007 through year end 2010 and then decreased in the first quarter of 2011. Deposits as a percent of assets ranged from a low of 64.2% at year end 2008 to a high of 83.8% at March 31, 2011. CDs have accounted for the largest concentration of the Company’s deposit composition; however, due to comparatively stronger growth of core deposits in recent years, the concentration of core deposits comprising total deposits has trended higher. Core deposits accounted for 41.7% of the Company’s total deposits at March 31, 2011, versus 28.8% of total deposits at year end 2006. Money market account deposits have provided the largest source of core deposit growth for the Company.

Borrowings serve as an alternative funding source for the Company to address funding needs for growth and to support management of deposit costs and interest rate risk. Borrowings as a percent of assets ranged from a high of 26.3% at year end 2008 to a low of 18.3% at March 31, 2011, as asset shrinkage and deposit growth have funded the pay down of borrowings in recent years. Borrowings held by the Company at March 31, 2011 consisted of $65.9 million of FHLB advances and $14.4 million of trust preferred debt.

From year end 2006 through March 31, 2011, the Company’s equity decrease at an annual rate of 4.9%. Most of the reduction in equity was due to net losses reported during the past two and one-quarter years. The Company’s equity-to-assets ratio decreased from 7.1% at year end 2006 to 6.0% at March 31, 2011. All of the Company’s capital is tangible capital. Macon Bank currently does not meet the elevated regulatory capital requirements set forth in the Bank MOU. It is anticipated that the infusion of the net proceeds realized from the conversion will address the capital requirements of the Bank MOU.

Income and Expense Trends

Table 1.2 shows the Company’s historical income statements for the past five years and for the twelve months ended March 31, 2011. The Company’s earnings ranged from a net loss of $22.9 million or 2.15% of average assets for the twelve months ended March 31, 2011 to net income of $10.7 million or 1.05% of average assets in 2007. The Company has reported net losses during the past two and one-quarter years, which has been largely related to credit quality deterioration that has resulted in significant increases in the amount of loan loss provisions established and losses on the disposal of real estate owned. Net interest income

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.10

Table 1.2

Macon Financial Corp.

Historical Income Statements

	For the Year Ended December 31,										For the 12 months
	2006		2007		2008		2009		2010		Ended 03/31/11
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)
Interest income	$64,934	6.78%	$71,599	7.02%	$64,725	5.97%	$56,020	5.02%	$47,326	4.38%	$45,119	4.24%
Interest expense	(32,364)	-3.38%	(38,323)	-3.76%	(33,296)	-3.07%	(26,115)	-2.34%	(20,451)	-1.89%	(19,186)	-1.80%

Net interest income	$32,570	3.40%	$33,276	3.26%	$31,429	2.90%	$29,905	2.68%	$26,875	2.48%	$25,933	2.43%
Provision for loan losses	(1,695)	-0.18%	(1,995)	-0.20%	(6,210)	-0.57%	(21,851)	-1.96%	(18,926)	-1.75%	(24,842)	-2.34%

Net interest income after provisions	$30,875	3.22%	$31,281	3.07%	$25,219	2.32%	$8,054	0.72%	$7,949	0.74%	$1,091	0.10%

Other operating income	$4,577	0.48%	$4,841	0.47%	$4,173	0.38%	$4,110	0.37%	$3,893	0.36%	$3,827	0.36%
Operating expense	(20,251)	-2.11%	(21,588)	-2.12%	(21,369)	-1.97%	(21,534)	-1.93%	(20,064)	-1.86%	(22,061)	-2.07%

Net operating income	$15,201	1.59%	$14,534	1.43%	$8,023	0.74%	($9,370)	-0.84%	($8,222)	-0.76%	($17,143)	-1.61%

Non-Operating Income
Gain on sale of loans	$1,440	0.15%	$1,429	0.14%	1,392	0.13%	$2,766	0.25%	$1,131	0.10%	$1,082	0.10%
Gain (loss) on sale of investments	-	0.00%	(268)	-13.35%	847	0.08%	1,416	0.13%	1,665	0.15%	2,456	0.23%
Gain(loss) on sale of real estate owned	264	0.03%	219	0.02%	(837)	-0.08%	(8,690)	-0.78%	(5,127)	-0.47%	(5,145)	-0.48%

Net non-operating income	$1,704	0.18%	$1,380	0.14%	$1,402	0.13%	($4,508)	-0.40%	($2,331)	-0.22%	($1,607)	-0.15%

Net income before tax	$16,905	1.76%	$15,914	1.56%	$9,425	0.87%	($13,878)	-1.24%	($10,553)	-0.98%	($18,750)	-1.76%
Income tax provision	(6,364)	-0.66%	(5,206)	-0.51%	(2,964)	-0.27%	6,091	0.55%	(3,705)	-0.34%	(4,168)	-0.39%

Net income (loss)	$10,541	1.10%	$10,708	1.05%	$6,461	0.60%	($7,787)	-0.70%	($14,258)	-1.32%	($22,918)	-2.15%

Adjusted Earnings
Net income	$10,541	1.10%	$10,708	1.05%	$6,461	0.60%	($7,787)	-0.70%	($14,258)	-1.32%	($22,918)	-2.15%
Add(Deduct): Net gain/(loss) on sale	(1,704)	-0.18%	(1,380)	-0.14%	(1,402)	-0.13%	4,508	0.40%	2,331	0.22%	1,607	0.15%
Tax effect (2)	673	0.07%	545	0.05%	554	0.05%	(1,781)	-0.16%	(921)	-0.09%	(635)	-0.06%

Adjusted earnings	$9,510	0.99%	$9,873	0.97%	$5,613	0.52%	($5,060)	-0.45%	($12,848)	-1.19%	($21,946)	-2.06%

Expense Coverage Ratio (3)	1.61		1.54		1.47		1.39		1.34		1.17
Efficiency Ratio (4)	54.4%		56.6%		60.0%		63.3%		65.3%		74.2%

(1)	Ratios are as a percent of average assets.
(2)	Assumes a 39.5% effective tax rate.
(3)	Expense coverage ratio calculated as net interest income before provisions for loan losses divided by operating expenses.
(4)	Efficiency ratio calculated as operating expenses divided by the sum of net interest income before provisions for loan losses plus other income (excluding net gains).

Sources: Macon Financial’s prospectus, audited & unaudited financial statements and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.11

and operating expenses represent the primary components of the Company’s earnings, while non-interest operating income has been somewhat of a limited source of earnings for the Company.

Over the past five and one-quarter years, the Company’s net interest income to average assets ratio ranged from a high of 3.40% during 2006 to a low of 2.43% during the twelve months March 31, 2011. The downward in the Company’s net interest income ratio was due to a more significant decrease in the interest income ratio relative to the interest expense ratio, which was due to such factors as a shift in interest-earning assets towards a higher concentration of relatively lower yielding cash and investments and an increase in the level of non-interest earnings assets maintained on the balance sheets due to increases in non-accruing loans and real estate owned. In light of these trends, the Company’s interest rate spread decreased from 2.76% during 2008 to 2.58% during the three months ended March 31, 2011. The Company’s net interest rate spreads and yields and costs for the past five and one-quarter years are set forth in Exhibits I-4 and I-6.

Non-interest operating income has been somewhat of a limited contributor to the Company’s earnings and has declined slightly in recent periods, due to decreases in customer service fees and other operating income. As a percent of average assets, non-interest operating income trended down from a high of 0.48% during 2006 to a low of 0.36% during 2010 and for the twelve months ended March 31, 2011. In addition to customer service fees, BOLI income is the other major contributor to the Company’s non-interest operating income.

Operating expenses represent the other major component of the Company’s earnings, ranging from a low of 1.86% of average assets during 2010 to a high of 2.12% of average assets during 2007. For the twelve months ended March 31, 2011, operating expenses as a percent of average assets equaled 2.07%. Asset shrinkage combined with higher operating expenses both contributed to the increase in the Company’s operating expense ratio during the most recent twelve month period. Most of the increase in operating expenses was related to $1.4 million of FHLB advance prepayment fees that were recorded in the first quarter of 2011. Upward pressure will be placed on the Company’s operating expense ratio following the stock offering, due to expenses associated with operating as a publicly-traded company. At the same, the increase in capital realized from the stock offering will increase the Company’s capacity to leverage operating expenses through resumption of balance sheet growth.

Overall, the general trends in the Company’s net interest income and operating expense ratios since 2006 reflect a decrease in core earnings, as indicated by the Company’s expense

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.12

coverage ratio (net interest income divided by operating expenses). Macon Financial’s expense coverage ratio equaled 1.61 times during 2006, versus a comparable ratio of 1.17 times during the twelve months ended March 31, 2011. The decrease in the expense coverage ratio was attributable to a decrease in the net interest income ratio, which was partially offset by a slight decrease in the operating expense ratio. Similarly, Macon Financial’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of net interest income and other operating income) of 54.38% during 2006 was more favorable than the 74.19% efficiency ratio recorded for the twelve months ended March 31, 2011.

Loan loss provisions have had a more significant impact on the Company’s earnings in recent years, which have been attributable to such factors as significant increases in non-performing asset balances, significant increases in net loan charge-offs and the downturn that has been experienced in real estate market conditions throughout the Company’s lending markets. Over the past five and one-quarter years, loan loss provisions established by the Company ranged from a low of 0.18% of average assets during 2006 to a high of 2.34% of average assets during the twelve months ended March 31, 2011. As of March 31, 2011, the Company maintained valuation allowances of $20.9 million equal to 3.12% of net loans receivable and 35.26% of non-accruing loans. Exhibit I-7 sets forth the Company’s loan loss allowance activity during the past five and one-quarter years.

Non-operating income and losses have had a varied impact on the Company’s earnings over the past five and one-quarter years, ranging from a non-operating loss equal to 0.40% of average assets during 2009 to non-operating gains equal to 0.18% of average assets during 2006. For the twelve months ended March 31, 2011, the Company recorded net non-operating losses of $1.6 million or 0.15% of average assets. The substantial portion of non-operating losses recorded by the Company during the past five and one-quarter years has consisted of losses on the sale real estate owned, while non-operating gains have consisted of gains on the sale of investments and loans. Non-operating gains for twelve months ended March 31, 2011 included a $2.5 million gain on sale of investments and a $1.1 million gain on the sale of loans, which were more than offset by a $5.1 million loss on the sale of real estate owned. Loan sale gains reflect the sale of 1-4 family loan originations to the secondary market for purposes of interest rate risk management and, therefore, represent an ongoing activity for the Company. Comparatively, the other components of the Company’s non-operating income are viewed as non-recurring income items. However, gains realized through secondary market activities are

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.13

subject to a certain degree of volatility as well, given the dependence of such gains on the interest rate environment and the strength of the regional housing market.

The Company’s effective tax rate ranged from a low of 22.23% during the twelve months ended March 31, 2011 to a high of 43.89% during 2009. As set forth in the prospectus, the Company’s marginal effective tax rate approximates 39.5%.

During 2010, the Company reached a three-year pre-tax cumulative loss position. Under GAAP, a cumulative loss position is considered significant evidence which makes it very difficult for the Company to rely on future earnings as a reliable source of future taxable income to realize deferred tax assets. The Company had net deferred tax assets of $5.1 million at December 31, 2010. As of December 31, 2010, the Company established a valuation allowance against its federal net deferred tax asset totaling $8.5 million, which increased to $11.8 million at March 31, 2011 due to continued losses.

Interest Rate Risk Management

The Company’s current asset/liability sensitivity is liability sensitive in the short-term. As of March 31, 2011, the Company’s interest rate sensitivity analysis indicated that net portfolio value would decrease 28.53% in the event of a 200 basis point increase in interest rates (see Exhibit I-8).

The Company pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities. The Company manages interest rate risk from the asset side of the balance sheet through selling originations of fixed rate 1-4 family loans to the secondary market, maintaining investment securities as available for sale, maintaining an investment portfolio with varied maturities and diversifying into other types of lending beyond 1-4 family permanent mortgage loans which consists primarily of shorter term fixed rate loans, adjustable rate loans or balloon loans. As of December 31, 2010, of the Company’s total loans due after December 31, 2011, adjustable rate loans comprised 61.8% of those loans (see Exhibit I-9). On the liability side of the balance sheet, management of interest rate risk has been pursued through utilizing FHLB borrowings with terms of up to five years, emphasizing growth of lower costing and less interest rate sensitive core deposits and offering attractive rates on certain longer term CDs during periods when interest rates are low.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.14

The infusion of stock proceeds will serve to further limit the Company’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Company’s capital will lessen the proportion of interest rate sensitive liabilities funding assets.

Lending Activities and Strategy

The Company’s lending activities have traditionally emphasized 1-4 family permanent mortgage loans and such loans continue to comprise the largest component of the Company’s loan portfolio. Beyond 1-4 family loans, lending diversification by the Company has emphasized commercial real estate loans followed by construction and land loans and home equity loans and lines of credit. Commercial business loans and consumer loans have generally constituted minor areas of lending diversification for the Company. Going forward, the Company’s lending strategy is to emphasize growth of commercial business loans as the primary source of lending diversification. It is anticipated that growth of the 1- 4 family portfolio will be slowed somewhat by the sale of fixed rate loan originations into the secondary market. Exhibit I-10 provides historical detail of Macon Financial’s loan portfolio composition over the past five and one-quarter years and Exhibit I-11 provides the contractual maturity of the Company’s loan portfolio by loan type as of December 31, 2010.

Macon Financial offers both fixed rate and adjustable rate 1-4 family permanent mortgage loans. Loans are underwritten to secondary market guidelines, as the Company’s current philosophy is to generally sell fifteen and thirty year fixed rate loans into the secondary market. Macon Financial typically retains the servicing on loans that are sold. ARM loans offered by the Company include loans with initial repricing terms of three or five years. After the initial repricing period, ARM loans convert to a one-year ARM loan for the balance of the mortgage term and are indexed to the one-year LIBOR. Fixed rate loans are offered for terms of up to 30 years. As of March 31, 2011, the Company’s outstanding balance of 1-4 family loans equaled $241.2 million or 34.8% of total loans outstanding.

The Company’s 1-4 family lending activities include home equity loans and home equity lines of credit. Home equity loans and lines of credit are offered up to a loan-to-value (“LTV”) ratio of 80.0% inclusive of other liens on the property. Between 2005 and 2008, the Company offered home equity loans and lines of credit up to a LTV ratio of 100%. Home equity loans are offered as fixed rate loans with terms of up to 15 years. Home equity lines of credit are floating rate loans indexed to the prime rate as reported in the Wall Street Journal. As of March 31,

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.15

2011, the Company’s outstanding balance of home equity loans and lines of credit equaled $73.6 million or 10.7% of total loans outstanding.

Construction loans originated by the Company consist of loans to finance the construction of 1-4 family residences, multi-family properties and nonresidential real estate. In the prevailing market environment, the Company’s construction lending activities are limited to construction/permanent loans. In the past, the Company originated loans to developers for speculative construction of houses. At March 31, 2011, $6.9 million of the construction loan portfolio consisted of loans to developers for speculative residential construction. Construction loans are originated up to a LTV ratio of 80.0 based on the appraised value upon completion and require payment of interest only during the construction period. Land loans include a mix of land development loans, lot loans, raw land and farm land. Land loans are extended up to a maximum LTV ratio of 75.0% of the appraised value and are generally offered as ARM loans with amortization terms of up to 20 years. As of March 31, 2011, Macon Financial’s outstanding balance of construction and land loans totaled $154.8 million or 22.4% of total loans outstanding.

The balance of the mortgage loan portfolio consists of commercial real estate loans, which are substantially collateralized by properties in the Company’s primary market area. The commercial real estate loans portfolio also includes loans secured by properties outside of the Company’s primary market area, some of which are purchased participation loans. Macon Financial originates commercial real estate loans up to a maximum LTV ratio of 80.0% and requires a minimum debt-coverage ratio of 1.25 times. Commercial real estate loans are generally offered as fixed rate loans with a balloon provision or adjustable rate loans, which have amortization terms of up to 25 years. Fixed rate loans typically have a balloon provision of less than ten years. Properties securing the commercial real estate loan portfolio include business owner-occupied properties, small office buildings, apartment buildings and office suites. As of March 31, 2011, the Company’s largest commercial real estate loan on one property had an outstanding balance of $10.6 million and was secured by a first mortgage on multi-use commercial and multi-family real estate. The loan was performing in accordance with its terms at March 31, 2011. As of March 31, 2011, the Company’s outstanding balance of commercial real estate loans totaled $202.1 million equal to 29.3% of total loans outstanding.

The Company’s diversification into non-mortgage types of lending consists primarily of commercial business loans and, to a less extent, consumer loans. Commercial business loans are offered as term loans and lines of credit. Commercial business loans offered by the

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.16

Company consist of prime rate based loans, as well as fixed rate loans which are generally secured by equipment. Commercial business loans are generally offered for terms of up to five years. Loans secured by business assets such as accounts receivable, inventory and equipment account for the major portion of the Company’s commercial business loan portfolio, while the portfolio also includes working capital lines of credit to finance the short-term business needs of businesses. Expansion of commercial business lending is a targeted area of lending emphasis for the Company, pursuant to which the Company will seek to become a full service community bank to its commercial loan customers through offering a full range of commercial loan products that can be packaged with lower cost commercial deposit products. As of March 31, 2011, Macon Financial’s total outstanding balance of commercial business loans equaled $15.1 million or 2.2% of total loans outstanding.

Except for home equity loans and line credit, consumer lending has been a relatively minor area of lending diversification for the Company. The consumer loan portfolio, exclusive of home equity loans and home equity lines of credit, consists of various types of installment loans, primarily auto loans, and loans secured by deposits. As of March 31, 2011, the Company’s outstanding balance of consumer loans equaled $3.9 million or 0.6% of total loans outstanding.

Asset Quality

Historically, the Company’s credit quality measures implied limited credit risk exposure, as highlighted by the favorably low ratios maintained for non-performing loans and non-performing assets prior to 2008. However, in recent years, the Company has experienced significant credit quality deterioration. The Company’s lending markets have been negatively impacted by the recession, as evidenced by falling home prices, rising inventories of unsold homes and increased foreclosures. During the past five and one-quarter years, the Company’s balance of non-performing assets ranged from a low of 0.60% of assets at year end 2006 to a high of 10.36% of assets at March 31, 2011. In light of the very weak market for new development, credit quality deterioration has been most evident in the Company’s portfolio of construction and land loans. As shown in Exhibit I-12, non-performing assets at March 31, 2011 consisted of $59.2 million of non-accruing loans, $14.0 million of restructured loans still accruing and $23.5 million or real estate owned for a total non-performing assets balance of $96.7 million. At March 31, 2011, construction and land loans accounted for $28.0 million of non-accrual loans and $13.6 million of real estate owned.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.17

To track the Company’s asset quality and the adequacy of valuation allowances, Macon Financial has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Classified assets are reviewed monthly by senior management and the Board. Pursuant to these procedures, when needed, the Company establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. To address deterioration in credit quality and the downturn in local economic and real estate market conditions, the Company significantly increased the amount of loan loss provisions established during the past three and one-quarter years. Loan loss provisions established during 2008, 2009, 2010 and the first quarter of 2011 equaled $6.2 million, $21.9 million, $18.9 million and $9.8 million, respectively. As of March 31, 2011, the Company maintained loan loss allowances of $20.9 million equal to 3.12% of net loans receivable and 35.26% of non-accruing loans.

Funding Composition and Strategy

Deposits have consistently served as the Company’s primary funding source and at March 31, 2011 deposits accounted for 90.7% of Macon Financial’s interest-bearing funding composition. Exhibit I-13 sets forth the Company’s deposit composition for the past five and one-quarter years and Exhibit I-14 provides the interest rate and maturity composition of the CD portfolio at March 31, 2011. CDs constitute the largest component of the Company’s deposit composition, although the concentration of CDs comprising total deposits has decreased in recent years. The decrease in the concentration of CDs comprising total deposits has been mostly related to a decrease in the balance of brokered CDs and growth of core deposits. As of March 31, 2011, the CD portfolio totaled $455.4 million or 58.3% of total deposits, versus comparable measures of $496.8 million or 71.2% of total deposits at year end 2006. CDs with scheduled maturities of one year or less comprised 43.8% of the Company’s CDs at March 31, 2011. As of March 31, 2011, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $175.3 million or 38.5% of total CDs. Brokered CDs totaled $120.2 million or 26.4% of CDs at March 31, 2011, versus $193.0 million or 38.8% of CDs at December 31, 2006.

Core deposits, consisting of transaction and savings account deposits, comprised $326.7 million or 41.7% of total deposits at March 31, 2011, with recent trends showing the concentration of core deposits increasing over the past five and one-quarter years. Comparatively, core deposits comprised $201.2 million or 28.8% of total deposits at year end 2006. The increase in the concentration of core deposits comprising total deposits since year

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.18

end 2006 was primarily realized through growth of money market deposit accounts, which constitute the largest portion of Company’s core deposits. Money market account deposits totaled $191.5 million or 58.6% of core deposits at March 31, 2011, versus $57.8 million or 28.7% of core deposits at December 31, 2006.

Borrowings serve as an alternative funding source for the Company to facilitate management of funding costs and interest rate risk. The Company maintained $80.3 million of borrowings at March 31, 2011, which consisted of $65.9 million of FHLB advances and $14.4 million of trust preferred debt. FHLB advances held by the Company generally have laddered terms out to five years. For the three months ended March 31, 2011, the weighted average rate on the FHLB advances was 3.87%. Exhibit I-15 provides further detail of the Company’s utilization of FHLB advances during the past five years. The trust preferred debt pays interest at a 2.80% spread above the 90-day LIBOR and matures on March 30, 2034. For the three months ended March 31, 2011, the weighted average rate on the trust preferred debt was 3.23%. The Company suspended interest payments on the trust preferred debt effective with the payment due December 31, 2010.

Subsidiaries

In addition to Macon Bank, the Company has one non-bank subsidiary, Macon Capital Trust I, a Delaware statutory trust, formed in 2003 to facilitate issuance of trust preferred securities. Macon Bank has one inactive subsidiary, Macon Services, Inc.

Legal Proceedings

Macon Financial is not currently party to any pending legal proceedings that the Company’s management believes would have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

RP® Financial, LC.	MARKET AREA
II.1

II. MARKET AREA

Introduction

Macon Financial serves western North Carolina through the corporate center in Franklin, North Carolina and eleven full service branch offices. Franklin is approximately 70 miles west of Asheville and maintains a population of approximately 3,800. The Company maintains the corporate center and three branch offices in Macon County, two branch offices in Henderson County, two branch offices in Jackson County, and two branch offices in Polk County. Additionally, the Company maintains single branch locations in Transylvania County and Cherokee County. Exhibit II-1 provides information on the Company’s office properties.

Future growth opportunities for the Company depend on the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment. These factors have been briefly examined to help determine the growth potential that exists for the Company and the relative economic health of the Company’s market area.

National Economic Factors

The future success of the Company’s operations is partially dependent upon national economic factors and trends. In assessing national economic trends over the past few quarters, the jobs report for October 2010 reflected a pick-up in hiring by the private sector. The U.S. economy added 151,000 jobs in October 2010, but the unemployment rate remained at 9.6% . Manufacturing activity for October was at its highest level since May and retail sales for October were up for a fourth straight month. The index of leading economic indicators rose in October, but the housing sector continued to struggle as existing and new home sales fell in October amid weak demand and concerns about the foreclosure process. Orders for durable-goods unexpectedly plunged 3.3% in October, which was the largest drop in 21 months. Manufacturing activity expanded for a 16th straight month in November, but the growth remained too weak to bring down high unemployment. November employment data showed 39,000 jobs were added to the U.S. economy, which was fewer than expected, and the November unemployment rate jumped to 9.8% . On the positive side, retail sales and industrial production rose in November, while housing starts increased modestly in November. New and existing home sales edged up from October to November, but were well below year ago levels.

RP® Financial, LC.	MARKET AREA
II.2

Manufacturing activity remained a bright spot for the economic recovery in December, as industrial production continued to climb in December. Notably, factory jobs in the U.S. grew 1.2% during 2010, the first increase since 1997. While the December unemployment rate dropped to 9.4%, the 103,000 jobs added in December were less than expected. Existing home sales showed a strong percentage increase in December, but remained at a relatively low level by historical standards. Durable-goods orders were up in December, after stripping out aircraft orders which decreased in December. Fourth quarter GDP rose 3.2% (subsequently revised to 2.8% and then to 3.1%), which was in line with pre-recession growth.

Economic data for January 2011 generally showed an improving economy, while housing remained a soft spot in the economic recovery. Manufacturing activity continued to expand in January 2011, jumping to its highest level since 2004. The jobs report for January showed 36,000 jobs were added, which was far less than expected. However, the January unemployment rate dropped to 9.0% . New home construction declined slightly in January, as new home sales faced increasing competition from the large number of foreclosed homes put on the market. Existing home sales were up 2.7% in January, while new home sales plunged 12.6% in January. Home prices continued to decline in most major metropolitan areas through the end of 2010. Durable-goods orders were up in January, which was driven by a jump in orders for aircraft and other transportation equipment. Manufacturing activity showed further expansion in February, with U.S. manufacturing output reaching a seven year high in February. Service sector activity picked up as well in February, while the U.S. unemployment rate declined to 8.9% in February as 192,000 jobs were added during the month. While the recovery in the broader economy appeared to be gaining momentum, the housing market showed signs of weakening. New and existing home sales dropped sharply in February and home prices fell for a third straight month in January. March employment data showed the U.S. added 216,000 jobs and the unemployment rate declined to 8.8%, which was the fourth consecutive month the unemployment rate declined. Activity in the manufacturing and service sectors continued to expand in March. Retail sales also increased in March, which was mostly due to higher gas prices. New and existing home sales rose in March, but the pace of sales remained at historically low levels and home prices continued to decline. Durable-goods orders were up in March, signaling continued strength in the manufacturing sector. The initial estimate for first quarter GDP growth showed a lower annualized growth rate of 1.8% compared to a 3.1% growth rate in the fourth quarter of 2010. Home prices fell 3% in the first quarter, the steepest drop since 2008.

RP® Financial, LC.	MARKET AREA
II.3

Manufacturing and service sector activity expanded at a slower rate in April 2011, with the slower growth suggesting that higher fuel costs were hindering the economy. April employment data showed stronger job growth than expected, as the economy added 244,000 jobs in April. The April unemployment rate was up slightly to 9.0% . Retail sales were up for a tenth straight month in April, although much of the increase was attributable to higher gasoline prices. New home construction declined 10.6% in April, as an abundance of foreclosed homes on the market limited demand for new homes.

In terms of interest rates trends over the past few quarters, Treasury yields declined at the start of fourth quarter of 2010 reflecting growing expectations that the Federal Reserve would start buying more U.S. debt following a disappointing jobs report that showed private employers cut jobs in September. The yield on the 10-year Treasury note dipped below 2.4% in early-October and then edged higher in mid-October following a weak sale of 30-year Treasury bonds. Interest rates stabilized during the second half of October, amid signs that the economy would continue to grow slowly and inflation would remain low. The Federal Reserve’s announcement that it would purchase $600 billion of Treasury bonds to spur the economy pushed long-term Treasury yields lower in early-November, which was followed by an upturn in Treasury yields in mid-November. Stronger than expected retail sales for October and profit taking were noted factors contributing to the decline in Treasury prices. Treasury yields eased lower in late-November amid a flight to safety based on worries about Ireland’s debt problems and North Korea’s attack of a South Korean island. An apparent agreement by Congress to extend the Bush-era tax cuts pushed the ten year Treasury yield back above 3.0% . While inflation readings for November remained low, Treasury yields spiked higher in mid-December on signs of stronger economic growth and then stabilized for the balance of 2010.

News that private sector hiring increased in December pushed Treasury yields higher at the start of 2011, with the yield on the 10-year Treasury note approaching 3.5% . Treasury yields eased lower heading into mid-January, as the December producer price index showed only a modest increase after factoring out food and energy prices. Stronger than expected existing home sales provided for a brief spike in long-term Treasury yields heading into late-January. The Federal Reserve concluded its late-January meeting electing to keep its target rate the same and that it would continue to maintain the bond purchase program. Treasury yields eased lower in late-January, as investors sought the safe haven of Treasury bonds amid the political turmoil in Egypt. Higher wholesale and consumer prices in January, along with more indications that the economic recovery was gaining momentum, pushed Treasury yields

RP® Financial, LC.	MARKET AREA
II.4

higher heading into mid-February. Treasury yields dipped in late-February, as investors moved into lower risk investments amid the growing turmoil in Libya. Economic data showing the recovery was strengthening provided for a slight upward trend in interest rates during early-March, which was followed by lower interest rates in mid-March as fears of consequences from Japan’s earthquake pushed up demand for Treasury bonds. The Federal Reserve concluded its mid-March meeting with no change in its target interest rate and kept its easy-money policies intact. Treasury yields continued to ease lower going into the second half of March, as core wholesale and consumer prices for February indicated that underlying inflation pressures remained modest. Treasury yields rose in late-March on news that fourth quarter GDP was revised up more than expected and comments from a Federal Reserve member that suggested tighter monetary policy would need to be considered in the near future.

Interest rates stabilized during the first half of April 2011, as Federal Reserve officials signaled that the Federal Reserve was unlikely to follow the European Central Bank in lifting interest rates. Modest increases in March core wholesale and consumer costs suggested that underlying inflation pressures remained contained. Interest rates remained stable through the balance of April, with the Federal Reserve concluding its late-April meeting with no change in its target rate. The Federal Reserve also said it would complete its $600 billion bond buying program in June as planned. Long-term Treasury yields eased lower in the first half of May, as the economy showed signs of slower growth with inflation remaining contained. As of May 13, 2011, the bond equivalent yields for U.S. Treasury bonds with terms of one and ten years equaled 0.19% and 3.18%, respectively, versus comparable year ago yields of 0.40% and 3.55% . Exhibit II-2 provides historical interest rate trends.

Based on the consensus outlook of 56 economists surveyed by The Wall Street Journal in early-April, economic growth is expected to accelerate later in the year with GDP forecasted to show a 3.6% annual growth rate in the fourth quarter. Most of the economists expect that the unemployment rate will decrease in 2011, but the pace of job growth will only serve to bring the unemployment rate down slowly. On average, the economists expect that the unemployment rate will be 8.3% at the end of 2011, with the economy adding around 2.4 million jobs in 2011. On average, the economists did not expect the Federal Reserve to begin raising its target rate until the first quarter of 2012 and the yield on the 10-year Treasury would reach 3.97% by December 2011. The surveyed economists also forecasted home prices would decline on average in 2011 and new home construction would remain at historical low levels.

RP® Financial, LC.	MARKET AREA
II.5

Market Area Demographics

Demographic and economic growth trends, measured by changes in population, number of households, median household income and per capita income provide key insight into the health of the market area served by Macon Financial (see Table 2.1) . Population and household data indicate that markets served by the Company’s branches are largely rural in nature, with five out of the six primary market area counties maintaining populations of less than 40,000 and a correspondingly low number of households. Henderson County, which is part of the Asheville metropolitan area, is the largest primary market area county served by the Company with a population of 107,000. Demographic growth trends reflect relatively strong growth in the counties that make up the Company’s market area. From 2000 through 2010, annual population growth rates in the Company’s market area ranged from a low of 0.6% in Polk County to a high of 1.8% in Henderson County, which was the only county growth rate to exceed the North Carolina growth rate of 1.7% . Comparatively, four of the six market area counties experienced annual population growth rates that exceeded the U.S. growth rate of 1.0% . Growth rates for households mirrored the population growth rates, with annual growth rates ranging from 0.7% in Polk County to 2.0% in Henderson County. The primary market area counties are projected to experience slightly lower population and household growth rates over the next five years, which is consistent with projected growth trends for North Carolina and the U.S.

Income levels in the market area tend to reflect the nature of the rural markets served by the Company across southwestern North Carolina, as of 2010 median household income for all of the market area counties fell below the statewide median of $50,887. Similarly, 2010 per capita income measures for five out of the six primary market area counties were less than the comparable North Carolina measure. Median household and per capita income for the U.S. were slightly above the comparable North Carolina measures. Among the primary market area counties, income levels were the highest in the counties of Henderson and Transylvania and lowest in Cherokee County. Over the past decade, the primary market area counties generally experienced comparable or slightly lower income growth rates relative to the U.S. and North Carolina growth rates, a trend which is projected to continue for the majority of the primary

RP® Financial, LC.	MARKET AREA
II.6

Table 2.1

Macon Financial Corp.

Summary Demographic Data

	Year			Annual Growth Rate
	2000	2010	2015	2000-2010	2010-2015
Population (000)
United States	281,422	311,213	323,209	1.0%	0.8%
North Carolina	8,049	9,552	10,345	1.7%	1.6%
Cherokee County	24	28	28	1.3%	0.6%
Henderson County	89	107	115	1.8%	1.5%
Jackson County	33	38	40	1.4%	0.8%
Macon County	30	34	37	1.5%	1.3%
Polk County	18	19	20	0.6%	0.3%
Transylvania County	29	31	32	0.7%	0.6%

Households (000)
United States	105,480	116,761	121,360	1.0%	0.8%
North Carolina	3,132	3,761	4,089	1.8%	1.7%
Cherokee County	10	12	13	1.6%	0.8%
Henderson County	37	46	49	2.0%	1.6%
Jackson County	13	16	16	1.7%	1.0%
Macon County	13	15	16	1.6%	1.3%
Polk County	8	9	9	0.7%	0.3%
Transylvania County	12	14	14	1.0%	0.7%

Median Household Income ($)
United States	42,164	54,442	61,189	2.6%	2.4%
North Carolina	39,190	50,887	57,697	2.6%	2.5%
Cherokee County	27,744	33,892	38,049	2.0%	2.3%
Henderson County	38,263	48,179	55,246	2.3%	2.8%
Jackson County	32,699	40,614	45,609	2.2%	2.3%
Macon County	32,005	39,419	44,605	2.1%	2.5%
Polk County	36,265	46,050	52,789	2.4%	2.8%
Transylvania County	38,733	49,512	55,171	2.5%	2.2%

Per Capita Income ($)
United States	21,587	26,739	30,241	2.2%	2.5%
North Carolina	20,307	25,349	28,417	2.2%	2.3%
Cherokee County	15,814	18,979	21,057	1.8%	2.1%
Henderson County	21,110	25,455	28,217	1.9%	2.1%
Jackson County	17,582	21,988	24,481	2.3%	2.2%
Macon County	18,642	21,684	24,009	1.5%	2.1%
Polk County	19,804	24,552	27,134	2.2%	2.0%
Transylvania County	20,767	25,015	27,712	1.9%	2.1%

	Less Than $25,000	$25,000 to 49,999	$50,000 to $99,999	$100,000+
2010 HH Income Dist. (%)
United States	20.8%	24.7%	35.7%	18.8%
North Carolina	22.2%	26.8%	36.1%	14.9%
Cherokee County	35.6%	31.6%	27.4%	5.5%
Henderson County	21.4%	30.3%	36.9%	11.4%
Jackson County	29.1%	30.4%	32.0%	8.5%
Macon County	30.0%	33.1%	29.5%	7.5%
Polk County	22.5%	31.4%	36.3%	9.8%
Transylvania County	22.7%	27.7%	38.9%	10.7%

Source: SNL Financial.

RP® Financial, LC.	MARKET AREA
II.7

market area counties. Notably, projected median household income growth rates for Henderson County and Polk County are projected to exceed the North Carolina and U.S. growth rates. The rural nature of the Company’s market area is further evidenced by the household income distribution measures, as all of the primary market area counties maintained a higher percentage of households with incomes of less than $25,000 and a lower percentage of households with incomes over $100,000 relative to the U.S. measures.

Local Economy

The Company’s primary market area is in the Smokey Mountains region of North Carolina and, thus, tourism and outdoor recreational activities have a significant influence on the local economy. As an attractive location for vacationers and retirees, the second home market constitutes a major portion of the regional housing market. Accordingly, with the onset of the recession in 2008, the dry-up in demand for second homes has had a fairly significant adverse impact on the regional housing market and economy in general.

Table 2.2 provides an overview of employment by sector for the state of North Carolina and the primary market area counties. The Company’s primary market area has a fairly diversified local economy, with employment in services, wholesale/retail trade, construction and government serving as the basis of the market area county economies. Service jobs were the largest employment sector in all of the primary market area counties and the state North Carolina. Government jobs provided a large source of employment in Jackson County, while the manufacturing sector, which tends to have higher paying jobs, provided a relatively large source of jobs in Henderson County. Construction jobs constituted a fairly significant employment sector in all of the primary market area counties, as all six counties reported a higher concentration of employment in construction jobs relative to the state of North Carolina. Table 2.3 lists the largest employers in the Company’s primary market area counties.

RP® Financial, LC.	MARKET AREA
II.8

Table 2.2

Macon Financial Corp.

Primary Market Area Employment Sectors

(Percent of Labor Force)

Employment Sector	NC	Cherokee		Henderson	Jackson	Macon		Polk		Transylvania
Services	35.6%	19.3%		35.0%	34.0%	21.6%		16.9%		40.8%
Government	15.5%	12.7%		11.3%	28.1%	10.4%		11.8%		9.6%
Wholesale/Retail Trade	13.9%	15.2%		15.0%	9.7%	13.4%		9.6%		15.1%
Manufacturing	9.8%	7.3%		12.2%	2.2%	5.7%		6.8%		3.3%
Finance/Insurance/Real Estate	8.5%	10.8%		7.6%	6.1%	9.8%		9.2%		10.9%
Construction	7.1%	15.1%		9.7%	10.1%	14.7%		10.6%		12.0%
Transportation/Utility	3.0%	NA		NA	1.4%	1.3%		0.9%		NA
Arts/Entertainment/Rec.	1.8%	0.9%		2.1%	3.2%	2.8%		2.6%		2.9%
Agriculture	1.2%	2.2%		2.1%	1.2%	1.9%		3.8%		2.0%
Other	3.5%	16.5	% (1)	5.0%	4.0%	18.5	%(1)	27.7	% (1)	3.3%

Total	100.0%	100.0%		100.0%	100.0%	100.0%		100.0%		100.0%

NA = Not Available

(1)	Consists primarily of service jobs, which were classified as confidential information

Source: REIS DataSource 2008

RP® Financial, LC.	MARKET AREA
II.9

Table 2.3

Macon Financial Corp.

Market Area Largest Employers

Company	Industry/Sector	County	Employees
Offiice of the State Comptroller	Public Administration	Jackson	1,000+
Henderson Co. Board of Education	Education	Henderson	1,000+
Margaret R Pardee Mem. Hospital	Health Services	Henderson	1,000+
Murphy Medial Center	Health Services	Cherokee	500-999
Cherokee Co. Board of Education	Education	Cherokee	500-999
Park Ridge Hospital	Health Services	Henderson	500-999
Ingles Markets Inc	Food Services	Henderson	500-999
Wilsonart International Inc.	Manufacturing	Henderson	500-999
Meritor Vehicle Systems	Manufacturing	Henderson	500-999
CJ Harris Community Hospital	Health Services	Jackson	500-999
Jackson County Public Schools	Education	Jackson	500-999
Macon County Public Schools	Education	Macon	500-999
Drake Enterprises Ltd.	Professional Services	Macon	500-999
Transylvania County Schools	Education	Transylvania	500-999
Transylvania Community Hospital	Health Services	Transylvania	500-999

Source: NC Dept. of Commerce

Unemployment Trends

Unemployment trends for the primary market area counties, North Carolina, and the U.S. are displayed in Table 2.4. The data indicates that the March 2011 unemployment rate of 9.7% for North Carolina was slightly above the comparable U.S. unemployment rate of 9.4%. Additionally, the unemployment rate for the state of North Carolina was lower in March 2011 compared to March 2010. March 2011 unemployment rates for the primary market area counties ranged from a low of 7.8% in Polk County to a high of 12.9% in Cherokee County. Consistent with the state and national trends, all of the primary market area counties maintained lower unemployment rates in March 2011 compared to the year ago period.

RP® Financial, LC.	MARKET AREA
II.10

Table 2.4

Macon Financial Corp.

Market Area Unemployment Trends

Region	March 2010 Unemployment	March 2011 Unemployment
United States	9.7%	8.8%
North Carolina	10.9	9.7
Cherokee County	15.2	12.9
Henderson County	9.3	7.9
Jackson County	10.3	9.2
Macon County	12.1	11.9
Polk County	9.4	7.8
Transylvania County	10.2	9.0

Source: SNL Financial

Market Area Deposit Characteristics and Competition

The Company’s retail deposit base is closely tied to the economic fortunes of the southwestern North Carolina and, in particular, the markets that are nearby to Macon Financial’s office locations. Table 2.5 displays deposit market trends the past four years for the Company’s market area counties as well as the state of North Carolina. From 2006 to 2010, annual deposit growth for the primary market area counties ranged a nominal decrease in Jackson County to a high of 3.8% in Polk County. Jackson County was the only primary market area county that had a lower deposit growth rate compared to North Carolina’s deposit growth rate of 1.5%.

Macon Financial’s largest holding and highest market share of deposits is in Macon County, where the Company maintains its corporate center and three branch locations. The Company’s $384.1 million of deposits at the Macon County branches represented a 45.3% market share of bank and thrift deposits at June 30, 2010. The Company’s deposit market share in the five other primary market area counties ranged from 6.0% in Henderson County to 15.7% in Polk County. During the four year period covered in Table 2.5, the Company experienced increases in deposit market share in every county except for Henderson County. With the exception of Polk County, commercial banks maintained a larger market share of deposits than savings institutions in all of the primary market area counties.

RP® Financial, LC.	MARKET AREA
II.11

Table 2.5

Macon Financial Corp.

Deposit Summary

	As of June 30,
	2006			2010			Deposit Growth Rate 2006-2010
	Deposits	Market Share	No. of Branches	Deposits	Market Share	No. of Branches
			(Dollars In Thousands)				(%)
Deposit Summary

State of North Carolina	$195,193,000	100.0%	2,606	$207,413,000	100.0%	2,779	1.5%
Commercial Banks	189,184,000	96.9%	2,451	199,974,000	96.4%	2,615	1.4%
Savings Institutions	6,009,000	3.1%	155	7,439,000	3.6%	164	5.5%

Cherokee County	$469,660	100.0%	11	$501,586	100.0%	13	1.7%
Commercial Banks	411,803	87.7%	10	393,343	78.4%	11	-1.1%
Savings Institutions	57,857	12.3%	1	108,243	21.6%	2	17.0%
Macon Financial	57,857	12.3%	1	67,108	13.4%	1	3.8%

Henderson County	$1,657,610	100.0%	29	$1,902,054	100.0%	33	3.5%
Commercial Banks	1,355,490	81.8%	23	1,515,333	79.7%	26	2.8%
Savings Institutions	302,120	18.2%	6	386,721	20.3%	7	6.4%
Macon Financial	111,972	8.3%	2	113,675	6.0%	2	0.4%

Jackson County	$460,074	100.0%	15	$459,595	100.0%	14	0.0%
Commercial Banks	364,020	79.1%	12	333,579	72.6%	11	-2.2%
Savings Institutions	96,054	20.9%	3	126,016	27.4%	3	7.0%
Macon Financial	80,284	17.5%	2	105,427	22.9%	2	7.0%

Macon County	$763,676	100.0%	17	$847,344	100.0%	17	2.6%
Commercial Banks	422,133	55.3%	14	463,216	54.7%	14	2.3%
Savings Institutions	341,543	44.7%	3	384,128	45.3%	3	3.0%
Macon Financial	341,543	44.7%	3	384,128	45.3%	3	3.0%

Polk County	$370,919	100.0%	10	$430,128	100.0%	11	3.8%
Commercial Banks	244,159	65.8%	8	197,407	45.9%	7	-5.2%
Savings Institutions	126,760	34.2%	2	232,721	54.1%	4	16.4%
Macon Financial	—	—	—	67,735	15.7%	2	—

Transylvania County	$537,062	100.0%	14	$575,842	100.0%	12	1.8%
Commercial Banks	401,431	74.7%	11	415,239	72.1%	10	0.8%
Savings Institutions	135,631	25.3%	3	160,603	27.9%	2	4.3%
Macon Financial	66,183	12.3%	1	82,131	14.3%	1	5.5%

Source: FDIC

Competition among financial institutions in the Company’s market area is viewed to be significant, particularly in light of the largely rural nature of the markets that are served by the Company’s branches. Among the Company’s competitors are much larger and more diversified institutions, which have greater resources than maintained by Macon Financial. Financial

RP® Financial, LC.	MARKET AREA
II.12

institution competitors in the Company’s primary market area include other locally-based thrifts and banks, as well as regional, super regional and money center banks. From a competitive standpoint, Macon Financial has sought to emphasize its community orientation in the markets served by its branches. Table 2.6 lists the Company’s largest competitors in the Company’s market area counties, based on deposit market share as noted parenthetically.

Table 2.6

Macon Financial Corp.

Market Area Deposit Competitors

Location	Name
Cherokee County	United Community Bank (29.08%) First Citizens Bank (22.68%) RBC Bank USA (13.46%) Macon Financial (13.38%) - Rank of 4

Henderson County	First Citizens Bank (20.98%) Mountain First Bank (17.89%) Carolina First Bank (13.12%) Macon Financial (5.98%) - Rank of 7

Jackson County	United Community Bank (25.21%) Wells Fargo (21.98%) First Citizens Bank (7.72%) Macon Financial (22.94%) - Rank of 2

Macon County	Nantahala Bank (11.85%) Wells Fargo Bank (11.51%) RBC Bank USA (9.08%) Macon Financial (45.33%) - Rank of 1

Polk County	Hometrust Bank (38.36%) Bank of America (15.09%) Mountain First Bank (12.79%) Macon Financial (15.75%) - Rank of 2

Transylvania County	First Citizens Bank (17.24%) Wells Fargo (17.21%) United Community Bank (13.27%) Macon Financial (14.26%) - Rank of 3

Source: FDIC

RP® Financial, LC.	PEER GROUP ANALYSIS
III.1

III. PEER GROUP ANALYSIS

This chapter presents an analysis of Macon Financial’s operations versus a group of comparable companies (the “Peer Group”) selected from the universe of all publicly-traded savings institutions. The primary basis of the pro forma market valuation of the Company is provided by these public companies. Factors affecting the Company’s pro forma market value such as financial condition, credit risk, interest rate risk, and recent operating results can be readily assessed in relation to the Peer Group. Current market pricing of the Peer Group, subject to appropriate adjustments to account for differences between the Company and the Peer Group, will then be used as a basis for the valuation of the Company’s to-be-issued common stock.

Peer Group Selection Process

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE or AMEX), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Institutions that are not listed on a national exchange or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally- or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 145 publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since Macon Financial will be a fully-converted

RP® Financial, LC.	PEER GROUP ANALYSIS
III.2

public company upon completion of the offering, we considered only fully-converted public companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected eleven institutions with characteristics similar to those of Macon Financial. In the selection process, we applied two “screens” to the universe of all public companies that were eligible for consideration:

•

Screen #1 Southeast institutions with assets between $500 million and $2.5 billion, tangible equity-to-assets ratios of greater than 6.5% and positive core earnings. Five companies met the criteria for Screen #1 and three were included in the Peer Group: Community Financial Corp. of Virginia, Home Bancorp, Inc. of Louisiana and Teche Holding Corp. of Louisiana. Franklin Financial Corp. of Virginia and Heritage Financial Group of Georgia were excluded from the Peer Group, as the result of their recent conversion status. Franklin Financial completed its conversion in April 2011 and Heritage Financial completed its second-step conversion in November 2010. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded Southeast thrifts.

•

Screen #2 Midwest institutions with assets between $500 million and $2.5 billion, tangible equity-to-assets ratios of greater than 6.5% and positive core earnings. Eight companies met the criteria for Screen #2 and all eight were included in the Peer Group: CFS Bancorp, Inc. of Indiana, First Clover Leaf Financial Corp. of Illinois, First Defiance Financial Corp. of Ohio, First Savings Financial Group of Indiana, HF Financial Corp. of South Dakota, HopFed Bancorp, Inc. of Kentucky, MutualFirst Financial Inc. of Indiana and Pulaski Financial Corp. of Missouri. Exhibit III-3 provides financial and public market pricing characteristics of all publicly-traded Midwest thrifts.

Table 3.1 shows the general characteristics of each of the 11 Peer Group companies and Exhibit III-4 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and Macon Financial, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of Macon Financial’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

In addition to the selection criteria used to identify the Peer Group companies, a summary description of the key comparable characteristics of each of the Peer Group companies relative to Macon Financial’s characteristics is detailed below.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.3

Table 3.1

Peer Group of Publicly-Traded Thrifts

May 13, 2011

Ticker	Financial Institution	Exchange	Primary Market	Operating Stategy(1)	Total Assets(2)		Offices	Fiscal Year	Conv. Date	Stock Price	Market Value
										($)	($Mil)
FDEF	First Defiance Fin. Corp. of OH	NASDAQ	Defiance, OH	Thrift	$2,062		33	12-31	10/95	$14.75	$143
MFSF	MutualFirst Financial Inc. of IN	NASDAQ	Muncie, IN	Thrift	$1,407	D	33	12-31	12/99	$8.00	$56
PULB	Pulaski Fin. Corp. of St. Louis MO	NASDAQ	St. Louis, MO	Thrift	$1,338		12	09-30	12/98	$7.39	$77
HFFC	HF Financial Corp. of SD	NASDAQ	Sioux Falls, SD	Thrift	$1,207		33	06-30	04/92	$10.95	$76
CITZ	CFS Bancorp, Inc. of Munster IN	NASDAQ	Munster, IN	Thrift	$1,122	D	22	12-31	07/98	$5.34	$58
HFBC	HopFed Bancorp, Inc. of KY	NASDAQ	Hopkinsville, KY	Thrift	$1,083	D	18	12-31	02/98	$7.95	$58
TSH	Teche Holding Corp. of N. Iberia LA	AMEX	New Iberia, LA	Thrift	$754	D	19	09-30	04/95	$35.71	$74
HBCP	Home Bancorp Inc. Lafayette LA	NASDAQ	Lafayette, LA	Thrift	$700		18	12-31	10/08	$14.78	$120
FCLF	First Clover Leaf Fin. Corp. of IL	NASDAQ	Edwardsville, IL	Thrift	$575	D	4	12-31	07/06	$6.90	$54
CFFC	Community Financial Corp. of VA	NASDAQ	Staunton, VA	Thrift	$528	D	11	03-31	03/88	$3.49	$15
FSFG	First Savings Financial Group of IN	NASDAQ	Clarksville, IN	Thrift	$513		12	09-30	12/08	$16.29	$39

NOTES:	(1)	Operating strategies are: Thrift=Traditional Thrift, M.B.=Mortgage Banker, R.E.=Real Estate Developer, Div.=Diversified and Ret.=Retail Banking.
	(2)	Most recent quarter end available (E=Estimated and P=Pro Forma).

Source: SNL Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.4

•

CFS Bancorp, Inc. of Indiana. Selected due comparable asset size, comparable concentration of deposits funding assets, comparable concentration of 1-4 family permanent mortgage loans and mortgage-backed securities comprising assets, lending diversification emphasis on commercial real estate loans and relatively high level of non-performing assets.

•

Community Financial Corp. of Virginia. Selected due to comparable size of branch network, loan loss provisions had a relatively significant impact on earnings, comparable concentration of 1-4 family permanent mortgage loans and mortgage-backed securities comprising assets, relatively high concentration of construction and land loans comprising assets, lending diversification emphasis on commercial real estate loans and relatively high level of non-performing assets.

•

First Clover Leaf Financial Corp. of Illinois. Selected due to similar interest-earning asset composition, similar interest-bearing funding composition, limited earnings contribution from non-interest operating income, relative low operating expenses as a percent of average assets, comparable concentration of 1-4 family permanent mortgage loans comprising assets and lending diversification emphasis on commercial real estate loans.

•

First Defiance Financial Corp. of Ohio. Selected due to similar interest-earning asset composition, similar interest-bearing funding composition, loan loss provisions had a relatively large impact on earnings and lending diversification emphasis on commercial real estate loans.

•	First Savings Financial Group of Indiana. Selected due to comparable size of branch network and lending diversification emphasis on commercial real estate loans.

•

HF Financial Corp. of South Dakota. Selected due to similar interest-earning asset composition, comparable concentration of 1-4 family permanent mortgage loans and mortgage-backed securities comprising assets and lending diversification emphasis on commercial real estate loans.

•

Home Bancorp, Inc. of Louisiana. Selected due to comparable concentration of 1-4 family permanent mortgage loans and mortgage-backed securities comprising assets and lending diversification emphasis on commercial real estate loans.

•

HopFed Bancorp, Inc. of Kentucky. Selected due to comparable asset size, similar interest-bearing funding composition, relatively low level of operating expenses as a percent of average assets and lending diversification emphasis on commercial real estate loans.

•

Mutual First Financial Inc. of Indiana. Selected due to similar interest-earning asset, similar interest-bearing funding composition and lending diversification emphasis on commercial real estate loans.

•

Pulaski Financial Corp. of Missouri. Selected due to comparable size of branch network, loan loss provisions had a relatively large impact on earnings and lending diversification emphasis on commercial real estate loans

•	Teche Holding Corp. of Louisiana. Selected due to similar interest-bearing funding composition and lending diversification emphasis on commercial real estate loans.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.5

In aggregate, the Peer Group companies maintained a lower level of tangible equity than the industry average (10.3% of assets versus 11.5% for all public companies), generated higher core earnings as a percent of average assets (0.41% core ROAA versus a net loss of 0.07% for all public companies), and earned a higher core ROE (3.77% core ROE versus 0.36% for all public companies). Overall, the Peer Group’s average P/TB ratio and average core P/E multiple were lower than the respective averages for all publicly-traded thrifts.

	All Publicly-Traded		Peer Group
Financial Characteristics (Averages)
Assets ($Mil)	$2,805		$1,026
Market capitalization ($Mil)	$337		$70
Tangible equity/assets (%)	11.50%		10.30%
Core return on average assets (%)	(0.07)		0.41
Core return on average equity (%)	0.36		3.77

Pricing Ratios (Averages)(1)
Core price/earnings (x)	19.06	x	17.28	x
Price/tangible book (%)	87.23%		76.14%
Price/assets (%)	9.60		7.31

(1)	Based on market prices as of May 13, 2011.

Ideally, the Peer Group companies would be comparable to Macon Financial in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to Macon Financial, as will be highlighted in the following comparative analysis.

Financial Condition

Table 3.2 shows comparative balance sheet measures for Macon Financial and the Peer Group, as of March 31, 2011 or the most recent date publicly available for the Peer Group companies. The Company’s equity ratio of 6.0% of assets was well below the Peer Group’s average ratio of 11.1%. However, the Company’s pro forma capital position will increase with the addition of stock proceeds, providing the Company with an equity-to-assets ratio that will be more comparable to the Peer Group’s ratio. Tangible equity-to-assets ratios for the Company and the Peer Group equaled 6.0% and 10.3%, respectively. The increase in Macon Financial’s

RP® Financial, LC.	PEER GROUP ANALYSIS
III.6

Table 3.2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of March 31, 2011

		Balance Sheet as a Percent of Assets
		Cash & Equivalents	MBS & Invest	BOLI	Loans	Deposits	Borrowed Funds	Subd. Debt	Net Worth	Goodwill & Intang	Tng Net Worth
Macon Financial
March 31, 2011		2.2%	17.8%	2.0%	71.6%	83.8%	8.6%	0.0%	6.0%	0.0%	6.0%

All Public Companies
Averages		6.3%	21.5%	1.1%	65.5%	73.3%	12.7%	0.4%	12.3%	0.8%	11.5%
Medians		4.9%	19.7%	1.2%	68.3%	73.2%	11.8%	0.0%	11.5%	0.1%	10.4%

State of NC
Averages		6.5%	15.3%	1.8%	68.5%	80.0%	8.9%	1.5%	8.9%	0.1%	8.7%
Medians		6.5%	15.3%	1.8%	68.5%	80.0%	8.9%	1.5%	8.9%	0.1%	8.7%

Comparable Group
Averages		5.4%	16.3%	1.8%	70.5%	77.8%	9.6%	0.7%	11.1%	0.8%	10.3%
Medians		4.7%	18.6%	1.7%	68.9%	77.4%	9.8%	0.3%	10.2%	0.3%	9.7%

Comparable Group
CITZ	CFS Bancorp, Inc. of Munster IN (1)	5.5%	20.9%	3.2%	63.8%	84.3%	4.8%	0.0%	10.1%	0.0%	10.1%
CFFC	Community Financial Corp. of VA (1)	0.9%	1.4%	1.2%	90.9%	73.2%	16.9%	0.0%	9.3%	0.0%	9.3%
FCLF	First Clover Leaf Fin. Corp. of IL (1)	11.8%	14.7%	0.0%	67.4%	77.8%	7.5%	0.7%	13.4%	2.2%	11.3%
FDEF	First Defiance Financial Corp. of OH	11.4%	9.8%	1.7%	70.0%	77.2%	7.6%	1.7%	12.8%	3.1%	9.7%
FSFG	First Savings Financial Group of IN	1.7%	25.0%	1.6%	66.5%	72.0%	16.6%	0.0%	10.9%	1.6%	9.3%
HFFC	HF Financial Corp. of SD	2.6%	22.6%	1.3%	68.9%	73.6%	13.5%	2.3%	7.9%	0.4%	7.6%
HBCP	Home Bancorp Inc. of Lafayette LA	4.5%	20.5%	2.3%	62.6%	77.6%	3.0%	0.0%	18.9%	0.2%	18.7%
HFBC	HopFed Bancorp, Inc. of KY (1)	5.6%	33.4%	0.8%	55.4%	76.4%	11.7%	1.0%	10.3%	0.1%	10.2%
MFSF	MutualFirst Financial Inc. of IN (1)	1.9%	18.6%	3.2%	70.3%	79.7%	9.8%	0.3%	9.3%	0.3%	9.0%
PULB	Pulaski Fin. Corp. of St. Louis MO	8.3%	2.0%	2.3%	82.2%	86.5%	2.2%	1.5%	8.9%	0.3%	8.6%
TSH	Teche Holding Corp. of N. Iberia LA (1)	4.7%	10.6%	1.8%	77.5%	77.4%	11.6%	0.0%	10.1%	0.5%	9.7%

		Balance Sheet Annual Growth Rates							Regulatory Capital
		Assets	MBS, Cash & Investments	Loans	Deposits	Borrows. &Subdebt	Net Worth	Tng Net Worth	Tangible	Core	Reg.Cap.
Macon Financial
March 31, 2011		-11.05%	-18.70%	-9.30%	-0.84%	-52.10%	-26.16%	-26.16%	7.07%	7.07%	11.55%

All Public Companies
Averages		3.38%	11.32%	0.01%	5.92%	-17.02%	2.00%	1.32%	11.69%	11.61%	20.09%
Medians		0.99%	8.54%	-1.85%	3.54%	-14.05%	1.82%	2.24%	10.39%	10.32%	18.42%

State of NC
Averages		-8.05%	-12.75%	-8.29%	-5.81%	-22.42%	-4.27%	-3.74%	NA	NA	NA
Medians		-8.05%	-12.75%	-8.29%	-5.81%	-22.42%	-4.27%	-3.74%	0.00%	0.00%	0.00%

Comparable Group
Averages		0.43%	20.48%	-4.70%	2.61%	-16.77%	6.65%	7.39%	10.93%	10.93%	16.10%
Medians		0.15%	22.38%	-3.95%	1.38%	-15.17%	2.32%	2.71%	8.94%	8.94%	13.58%

Comparable Group
CITZ	CFS Bancorp, Inc. of Munster IN (1)	3.71%	22.38%	-3.70%	11.31%	-52.11%	2.31%	2.25%	8.94%	8.94%	13.22%
CFFC	Community Financial Corp. of VA (1)	-2.45%	-9.57%	-3.43%	-3.98%	2.29%	1.01%	1.01%	NA	NA	12.28%
FCLF	First Clover Leaf Fin. Corp. of IL (1)	-1.80%	8.56%	-5.91%	1.11%	-24.58%	0.53%	1.19%	NA	NA	NA
FDEF	First Defiance Financial Corp. of OH	0.15%	34.62%	-6.85%	-0.47%	-6.83%	11.67%	15.75%	NA	NA	NA
FSFG	First Savings Financial Group of IN	3.75%	28.48%	-3.81%	1.92%	12.20%	3.68%	4.89%	8.26%	8.26%	13.03%
HFFC	HF Financial Corp. of SD	-2.20%	1.74%	-3.95%	5.82%	-29.86%	1.95%	2.71%	NA	NA	NA
HBCP	Home Bancorp Inc. of Lafayette LA	0.54%	8.04%	-1.81%	0.68%	9.04%	-0.22%	-1.51%	15.59%	15.59%	24.86%
HFBC	HopFed Bancorp, Inc. of KY (1)	5.12%	26.27%	-6.56%	4.13%	-7.73%	39.39%	40.43%	NA	NA	19.27%
MFSF	MutualFirst Financial Inc. of IN (1)	0.56%	41.48%	-6.86%	7.31%	-33.18%	1.09%	2.23%	NA	NA	NA
PULB	Pulaski Fin. Corp. of St. Louis MO	-2.23%	56.94%	-6.98%	-0.54%	-38.56%	5.94%	6.24%	NA	NA	NA
TSH	Teche Holding Corp. of N. Iberia LA (1)	-0.47%	6.36%	-1.81%	1.38%	-15.17%	5.77%	6.12%	NA	NA	13.94%

(1)	Financial information is for the quarter ending December 31, 2010.

Source:	SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2011 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.7

pro forma capital position will be favorable from a risk perspective, particularly in light of the Company’s high level of NPAs and potential future loss exposure associated with the NPAs. Additionally, the increase in Macon Financial’s pro forma capital position will be favorable in terms of future earnings potential that could be realized through leverage and lower funding costs. The Peer Group’s capital ratios reflected capital surpluses with respect to the regulatory capital requirements, while Macon Financial’s capital ratios do not meet the capital requirements of the Bank MOU.

The interest-earning asset compositions for the Company and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for both Macon Financial and the Peer Group. The Company’s loans-to-assets ratio of 71.6% was slightly higher than the comparable Peer Group ratio of 70.5%. Comparatively, the Company’s cash and investments-to-assets ratio of 20.0% was slightly lower than the comparable Peer Group ratio of 21.7%. Overall, Macon Financial’s interest-earning assets amounted to 91.6% of assets, which approximated the comparable Peer Group ratio of 92.2%.

Macon Financial’s funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group’s funding composition. The Company’s deposits equaled 83.8% of assets, which was above the Peer Group’s ratio of 77.8%. Comparatively, the Company maintained a lower level of borrowings than the Peer Group, as indicated by borrowings-to-assets ratios of 8.6% and 10.3% for the Company and the Peer Group, respectively. Total interest-bearing liabilities maintained by the Company and the Peer Group, as a percent of assets, equaled 92.4% and 88.1%, respectively. Following the increase in capital provided by the net proceeds of the stock offering, the Company’s ratio of interest-bearing liabilities as a percent of assets will be more comparable to the Peer Group’s ratio.

A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Company’s IEA/IBL ratio is lower than the Peer Group’s ratio, based on respective ratios of 99.1% and 104.7%. The additional capital realized from stock proceeds should serve to increase the Company’s IEA/IBL ratio, as the interest free capital realized in Macon Financial’s stock offering will reduce the level of interest-bearing liabilities funding assets and net proceeds realized from the stock offering are expected to be mostly deployed into interest-earning assets.

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. Macon Financial’s growth rates are based on annualized growth for the fifteen month period March 31, 2011, while the Peer Group’s growth rates are annual growth rates for the

RP® Financial, LC.	PEER GROUP ANALYSIS
III.8

twelve months ended March 31, 2011 or the most recent twelve month period available. Macon Financial’s assets decreased by 11.1%, versus asset growth of 0.4% for the Peer Group companies on average. Asset shrinkage for Macon Financial consisted of loans and cash and investments, while asset growth for the Peer Group consisted of cash and investments partially offset by a decrease in loans.

Macon Financial’s asset shrinkage funded a slight decline in deposits, as well as a 52.1% reduction in borrowings. Asset growth for the Peer Group was funded by a 2.6% increase in deposits, which funded a 16.8% reduction in the Peer Group’s borrowings as well. The Company’s tangible capital declined by 26.2%, as the result of the net loss recorded during the twelve month period. Comparatively, the Peer Group’s tangible growth rate equaled 7.4%, which was supported by common stock offerings completed by First Defiance Financial Group and HopFed Bancorp during the twelve month period.

Income and Expense Components

Table 3.3 displays statements of operations for the Company and the Peer Group, based on earnings for the twelve months ended March 31, 2011, unless otherwise indicated for the Peer Group companies. Macon Financial reported a net loss equal to 2.15% of average assets, versus net income equal to 0.55% of average assets for the Peer Group. Higher net interest income and non-interest operating income and lower loan loss provisions represented earnings advantages for the Peer Group, while lower operating expenses represented an earnings advantage for the Company.

The Peer Group’s stronger net interest income ratio was realized through maintenance of a higher interest income ratio and a lower interest expense ratio. The Peer Group’s higher interest income ratio was primarily realized through earning a higher yield on interest-earning assets (5.17% versus 4.67% for the Company). The Peer Group’s lower interest expense ratio was supported by maintenance of a lower cost of funds (1.49% versus 2.11% for the Company), as well as maintenance of a lower level of interest-bearing liabilities funding assets. Overall, Macon Financial and the Peer Group reported net interest income to average assets ratios of 2.43% and 3.45%, respectively.

In another key area of core earnings strength, the Company maintained a lower level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Company

RP® Financial, LC.	PEER GROUP ANALYSIS
III.9

Table 3.3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended March 31, 2011

			Net Interest Income					Other Income				G&A/Other Exp.		Non-Op. Items
		Net Income	Income	Expense	NII	Loss Provis. on IEA	NII After Provis.	Loan Fees	R.E. Oper.	Other Income	Total Other Income	G&A Expense	Goodwill Amort.	Net Gains	Extrao. Items
Macon Financial
March 31, 2011		-2.15%	4.24%	1.80%	2.43%	2.34%	0.10%	0.00%	0.00%	0.36%	0.36%	2.07%	0.00%	-0.15%	0.00%

All Public Companies
Averages		0.15%	4.52%	1.46%	3.05%	0.64%	2.41%	0.02%	-0.07%	0.81%	0.77%	2.85%	0.05%	0.11%	0.00%
Medians		0.45%	4.51%	1.44%	3.05%	0.39%	2.53%	0.00%	0.00%	0.61%	0.56%	2.73%	0.00%	0.05%	0.00%

State of NC
Averages		-0.24%	4.17%	1.31%	2.86%	1.30%	1.57%	0.15%	-0.17%	1.01%	1.00%	2.92%	0.05%	-0.10%	0.00%
Medians		-0.24%	4.17%	1.31%	2.86%	1.30%	1.57%	0.15%	-0.17%	1.02%	1.00%	2.92%	0.06%	-0.11%	0.00%

Comparable Group
Averages		0.55%	4.77%	1.32%	3.45%	0.64%	2.82%	0.02%	-0.06%	0.94%	0.90%	3.03%	0.04%	0.12%	0.00%
Medians		0.60%	4.70%	1.15%	3.43%	0.51%	2.46%	0.00%	0.00%	0.92%	0.85%	3.05%	0.04%	0.08%	0.00%

Comparable Group
CITZ	CFS Bancorp, Inc. of Munster IN (1)	0.31%	4.25%	0.92%	3.32%	0.35%	2.97%	0.06%	-0.15%	1.02%	0.93%	3.59%	0.00%	0.08%	0.00%
CFFC	Community Financial Corp. of VA (1)	0.26%	5.18%	1.15%	4.03%	1.57%	2.46%	0.00%	0.00%	0.73%	0.73%	2.98%	0.00%	0.00%	0.00%
FCLF	First Clover Leaf Fin. Corp. of IL (1)	0.66%	4.40%	1.54%	2.85%	0.44%	2.41%	-0.01%	0.00%	0.14%	0.13%	1.69%	0.06%	0.21%	0.00%
FDEF	First Defiance Financial Corp. of OH	0.45%	4.59%	1.15%	3.43%	0.93%	2.50%	0.00%	-0.17%	1.32%	1.14%	3.29%	0.07%	0.34%	0.00%
FSFG	First Savings Financial Group of IN	0.61%	5.14%	1.13%	4.02%	0.26%	3.76%	0.00%	-0.07%	1.00%	0.93%	3.27%	0.06%	-0.23%	0.00%
HFFC	HF Financial Corp. of SD	0.31%	4.50%	1.42%	3.08%	0.63%	2.45%	0.14%	-0.02%	0.73%	0.85%	3.05%	0.05%	0.26%	0.00%
HBCP	Home Bancorp Inc. of Lafayette LA	0.66%	4.97%	0.82%	4.14%	0.09%	4.05%	0.00%	0.00%	0.78%	0.78%	3.59%	0.04%	-0.14%	0.00%
HFBC	HopFed Bancorp, Inc. of KY (1)	0.60%	4.86%	2.06%	2.80%	0.55%	2.24%	0.00%	0.00%	0.65%	0.65%	2.39%	0.03%	0.38%	0.00%
MFSF	MutualFirst Financial Inc. of IN (1)	0.46%	4.70%	1.76%	2.94%	0.49%	2.45%	0.00%	0.00%	0.92%	0.92%	2.76%	0.09%	0.06%	0.00%
PULB	Pulaski Fin. Corp. of St. Louis MO	0.75%	4.57%	1.08%	3.49%	1.18%	2.31%	0.00%	-0.23%	0.97%	0.74%	2.57%	0.01%	0.44%	0.00%
TSH	Teche Holding Corp. of N. Iberia LA (1)	0.95%	5.37%	1.47%	3.90%	0.51%	3.39%	0.00%	0.00%	2.12%	2.12%	4.11%	0.00%	-0.02%	0.00%

		Yields, Costs, and Spreads
		Yield On Assets	Cost Of Funds	Yld-Cost Spread	MEMO: Assets/ FTE Emp.	MEMO: Effective Tax Rate
Macon Financial
March 31, 2011		4.67%	2.11%	2.56%	$5,331	22.23%

All Public Companies
Averages		4.85%	1.69%	3.16%	$5,883	29.88%
Medians		4.79%	1.64%	3.15%	$4,812	30.02%

State of NC
Averages		4.58%	1.45%	3.13%	$4,528	47.36%
Medians		4.58%	1.45%	3.13%	$4,528	47.36%

Comparable Group
Averages		5.17%	1.49%	3.68%	$3,852	26.16%
Medians		5.11%	1.32%	3.72%	$3,557	27.69%

Comparable Group
CITZ	CFS Bancorp, Inc. of Munster IN (1)	4.68%	1.04%	3.64%	$3,483	16.97%
CFFC	Community Financial Corp. of VA (1)	5.52%	1.27%	4.25%	NM	NM
FCLF	First Clover Leaf Fin. Corp. of IL (1)	4.66%	1.80%	2.87%	$7,278	34.13%
FDEF	First Defiance Financial Corp. of OH	5.04%	1.32%	3.72%	$3,847	26.77%
FSFG	First Savings Financial Group of IN	5.51%	1.27%	4.25%	$3,561	17.87%
HFFC	HF Financial Corp. of SD	4.78%	1.58%	3.19%	$3,625	33.33%
HBCP	Home Bancorp Inc. of Lafayette LA	5.67%	1.02%	4.65%	$3,320	32.44%
HFBC	HopFed Bancorp, Inc. of KY (1)	5.11%	2.29%	2.82%	$4,196	28.62%
MFSF	MutualFirst Financial Inc. of IN (1)	5.16%	1.95%	3.21%	$3,553	20.37%
PULB	Pulaski Fin. Corp. of St. Louis MO	4.92%	1.19%	3.73%	$2,928	18.60%
TSH	Teche Holding Corp. of N. Iberia LA (1)	5.79%	1.64%	4.14%	$2,731	32.48%

(1)	Financial information is for the quarter ending December 31, 2010.

Source:	SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2011 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.10

and the Peer Group reported operating expense to average assets ratios of 2.07% and 3.07%, respectively. The Company’s lower operating expense ratio reflects the Company’s less diversified operations with respect to generating sources of non-interest operating income, as well as the lower staffing needs generally required for deposit composition with a relatively high concentration of CDs such as the Company’s deposit composition. Accordingly, consistent with the lower staffing needs of the Company’s operations, assets per full time equivalent employee equaled $5.3 million for Macon Financial versus $3.9 million for the Peer Group. On a post-offering basis, the Company’s operating expenses can be expected to increase with the addition of certain expenses that result from being a publicly-traded company, with such expenses already impacting the Peer Group’s operating expenses. At the same time, Macon Financial’s capacity to leverage operating expenses will be more comparable or possibly greater than the Peer Group’s leverage capacity following the increase in capital realized from the infusion of net stock proceeds.

When viewed together, net interest income and operating expenses provide considerable insight into a thrift’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Company’s earnings were slightly stronger than the Peer Group’s. Expense coverage ratios posted by Macon Financial and the Peer Group equaled 1.17x and 1.12x, respectively.

Non-interest operating income provided a larger contribution to the Peer Group’s earnings, as non-interest operating income equaled 0.36% and 0.90% of Macon Financial’s and the Peer Group’s average assets, respectively. Taking non-interest operating income into account in comparing the Company’s and the Peer Group’s earnings, Macon Financial’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of 74.2% was less favorable compared to the Peer Group’s efficiency ratio of 69.7%.

Loan loss provisions had a larger impact on the Company’s earnings, with loan loss provisions established by the Company and the Peer Group equaling 2.34% and 0.64% of average assets, respectively. The higher level of loan provisions established by the Company was consistent with its less favorable credit quality (see Table 3.6).

RP® Financial, LC.	PEER GROUP ANALYSIS
III.11

Net gains and losses realized from the sale of assets and other non-operating items equaled a net loss of 0.15% of average assets for the Company, versus net gains equal to 0.12% of average assets for the Peer Group. The net loss recorded by the Company was result of a loss on the sale of real estate owned, which was partially offset by gains on the sale of loans and investment securities. Gains and losses on real estate owned and investment securities are viewed as non-recurring earnings and, therefore, are not considered to be part of an institution’s core operations. Comparatively, to the extent that gains have been derived through selling fixed rate loans into the secondary market, such gains may be considered to be an ongoing activity for an institution and, therefore, warrant some consideration as a core earnings factor for an institution. However, loan sale gains are still viewed as a more volatile source of income than income generated through the net interest margin and non-interest operating income. Extraordinary items were not a factor in either the Company’s or the Peer Group’s earnings.

Taxes or tax benefits had a similar impact on the Company’s and the Peer Group’s earnings, as the Company and the Peer Group posted effective tax rates of 22.23% and 26.16%, respectively. As indicated in the prospectus, the Company’s effective marginal tax rate is equal to 39.5%.

Loan Composition

Table 3.4 presents data related to the Company’s and the Peer Group’s loan portfolio compositions (including the investment in mortgage-backed securities). The Company’s loan portfolio composition reflected a similar concentration of 1-4 family permanent mortgage loans and mortgage-backed securities as maintained by the Peer Group (35.3% of assets versus 38.3% for the Peer Group). The Company maintained a slightly higher ratio for mortgage-backed securities, which was more than offset by the Peer Group’s higher ratio for 1-4 family permanent mortgage loans. Loans serviced for others equaled 32.3% and 29.2% of the Company’s and the Peer Group’s assets, respectively, thereby indicating a comparable influence of loan servicing operations on the Company’s and the Peer Group’s earnings. The similar sizes of the Company’s and the Peer Group’s loan serviced for others portfolios translated into similar balances balance of servicing intangibles ($2.4 million for the Company versus $2.5 million for the Peer Group).

RP® Financial, LC.	PEER GROUP ANALYSIS
III.12

Table 3.4

Loan Portfolio Composition and Related Information

Comparable Institution Analysis

As of March 31, 2011

	Portfolio Composition as a Percent of Assets
Institution	MBS	1-4 Family	Constr. & Land	5+Unit Comm RE	Comm. Business	Consumer	RWA/ Assets	Serviced For Others	Servicing Assets
	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	($000)
Macon Financial	9.42%	25.85%	16.60%	21.67%	1.62%	8.31%	73.43%	$301,420	$2,371

All Public Companies
Averages	12.61%	33.71%	4.06%	22.37%	4.34%	1.93%	63.34%	$744,477	$7,154
Medians	10.47%	32.55%	2.95%	21.67%	3.35%	0.45%	63.91%	$35,540	$121

State of NC
Averages	8.43%	26.86%	10.99%	26.17%	4.97%	0.68%	60.28%	$0	$0
Medians	8.43%	26.86%	10.99%	26.17%	4.98%	0.68%	60.28%	$0	$0

Comparable Group
Averages	8.91%	29.41%	6.12%	23.52%	8.72%	3.37%	74.58%	$299,476	$2,470
Medians	9.70%	27.23%	6.22%	24.69%	6.92%	2.50%	74.36%	$56,010	$144

Comparable Group
CITZ CFS Bancorp, Inc. of Munster IN (1)	11.19%	22.64%	2.51%	32.14%	6.33%	0.11%	74.36%	$27,050	$60
CFFC Community Financial Corp. of VA (1)	0.00%	36.65%	11.16%	27.16%	9.29%	7.48%	86.38%	$9,100	$0
FCLF First Clover Leaf Fin. Corp. of IL (1)	3.54%	27.23%	7.73%	24.94%	7.91%	0.84%	74.08%	$65,520	$577
FDEF First Defiance Financial Corp. of OH	4.99%	17.33%	2.65%	34.04%	16.44%	0.97%	82.45%	$1,322,010	$9,556
FSFG First Savings Financial Group of IN	9.70%	35.72%	6.22%	16.20%	5.75%	3.38%	64.77%	$370	$0
HFFC HF Financial Corp. of SD	19.80%	15.77%	5.29%	28.63%	20.14%	2.50%	79.18%	$1,209,040	$13,215
HBCP Home Bancorp Inc. of Lafayette LA	13.43%	22.26%	8.20%	22.35%	6.92%	3.62%	63.33%	$56,010	$144
HFBC HopFed Bancorp, Inc. of KY (1)	10.24%	20.88%	7.66%	20.74%	5.02%	1.63%	60.24%	$55,750	$0
MFSF MutualFirst Financial Inc. of IN (1)	18.07%	39.65%	3.03%	13.07%	4.24%	8.53%	77.21%	$438,850	$3,220
PULB Pulaski Fin. Corp. of St. Louis MO	1.05%	40.73%	5.75%	24.69%	10.59%	0.18%	89.20%	$68,160	$69
TSH Teche Holding Corp. of N. Iberia LA (1)	6.05%	44.59%	7.16%	14.82%	3.29%	7.77%	69.20%	$42,380	$325

(1)	Financial information is for the quarter ending December 31, 2010.

Source:	SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2011 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.13

Diversification into higher risk and higher yielding types of lending was more significant for the Company in comparison to the Peer Group companies on average. Commercial real estate/multi-family loans represented the most significant area of lending diversification for the Company (21.7% of assets), followed by construction/land loans (16.6% of assets). The Peer Group’s lending diversification also consisted primarily of commercial real estate/multi-family loans (23.5% of assets), followed by commercial business loans (8.7% of assets). Other areas of lending diversification for the Company consisted of consumer loans (8.3% of assets) and commercial business loans (1.6% of assets), while the balance of the Peer Group’s loan portfolio composition consisted of construction/land loans (6.1% of assets) and consumer loans (3.4% of assets). Overall, the Company’s and the Peer Group’s asset compositions translated into similar risk weighted assets-to-assets ratios of 73.43% for the Company versus 74.58% for the Peer Group.

Interest Rate Risk

Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group. In terms of balance sheet composition, Macon Financial’s interest rate risk characteristics were generally considered to be less favorable than the Peer Group’s. Most notably, Macon Financial’s lower tangible capital position and lower IEA/IBL ratio indicate a greater dependence on the yield-cost spread to sustain the net interest margin. The Company’s slightly higher ratio of non-interest earning assets as a percent of assets also represented a disadvantage in terms of implied interest rate risk exposure. On a pro forma basis, the infusion of net offering proceeds should serve to diminish the Company’s disadvantages relative to the Peer Group’s balance sheet interest rate risk characteristics.

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Macon Financial and the Peer Group. In general, there was a greater degree of volatility reflected in the quarterly changes in the Company’s net interest income ratios, based on the interest rate environment that prevailed during the period covered in Table 3.5. However, the stability of the Company’s net interest margin should be enhanced by the infusion of stock proceeds, since interest rate sensitive liabilities will be funding a lower portion of the Company’s assets.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.14

Table 3.5

Interest Rate Risk Measures and Net Interest Income Volatility

Comparable Institution Analysis

As of March 31, 2011 or Most Recent Date Available

		Balance Sheet Measures			Quarterly Change in Net Interest Income

Institution		Equity/ Assets	IEA/ IBL	Non-Earn. Assets/ Assets	3/31/2011	12/31/2010	9/30/2010	6/30/2010	3/31/2010	12/31/2009
		(%)	(%)	(%)	(change in net interest income is annualized in basis points)
Macon Financial		6.0%	99.1%	8.4%	-12	-3	18	-24	-18	7
All Public Companies		11.2%	106.5%	6.6%	0	1	0	1	4	6
State of NC		8.7%	100.1%	9.6%	5	-7	-2	54	-46	12

Comparable Group
Averages		10.3%	104.8%	7.8%	-17	-1	-6	10	-1	-1
Medians		9.7%	105.3%	7.3%	-13	-2	-3	6	0	2

Comparable Group
CITZ	CFS Bancorp, Inc. of Munster IN (1)	10.1%	101.2%	9.8%	NA	-2	-20	-6	-11	10
CFFC	Community Financial Corp. of VA (1)	9.3%	103.4%	6.8%	NA	10	-25	8	29	-4
FCLF	First Clover Leaf Fin. Corp. of IL (1)	11.3%	109.2%	6.0%	NA	-11	10	6	11	7
FDEF	First Defiance Financial Corp. of OH	9.7%	105.3%	8.8%	-12	0	5	11	-12	-4
FSFG	First Savings Financial Group of IN	9.3%	105.4%	6.7%	-2	-10	0	0	2	NA
HFFC	HF Financial Corp. of SD	7.6%	105.3%	6.0%	-13	4	-6	2	8	3
HBCP	Home Bancorp Inc. of Lafayette LA	18.7%	108.6%	12.5%	-16	-4	-28	57	-33	-39
HFBC	HopFed Bancorp, Inc. of KY (1)	10.2%	106.1%	5.5%	NA	-10	-19	15	7	4
MFSF	MutualFirst Financial Inc. of IN (1)	9.0%	101.2%	9.2%	NA	-7	-3	6	-3	1
PULB	Pulaski Fin. Corp. of St. Louis MO	8.6%	102.6%	7.5%	-40	18	10	23	-8	11
TSH	Teche Holding Corp. of N. Iberia LA (1)	9.7%	104.1%	7.3%	NA	4	6	-8	0	-1

(1)	Financial information is for the quarter ending December 31, 2010.

NA=Change is greater than 100 basis points during the quarter.

Source:	SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2011 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.15

Credit Risk

Overall, the Company’s credit risk exposure was considered to be more significant than the Peer Group’s. As shown in Table 3.6, the Company’s non-performing assets/assets and non-performing loans/loans ratios equaled 10.36% and 8.86%, respectively, versus comparable measures of 3.48% and 3.87% for the Peer Group. The Company’s and Peer Group’s loss reserves as a percent of non-performing loans equaled 35.26% and 63.57%, respectively. Loss reserves maintained as percent of net loans receivable equaled 3.12% for the Company, versus 1.82% for the Peer Group. Net loan charge-offs were higher for Company as a percent of loans, as net loan charge-offs for the Company equaled 3.33% of loans versus 0.86% of loans for the Peer Group.

Summary

Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Company. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.16

Table 3.6

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of March 31, 2011 or Most Recent Date Available

Institution		REO/ Assets	NPAs & 90+Del/ Assets	NPLs/ Loans	Rsrves/ Loans	Rsrves/ NPLs	Rsrves/ NPAs & 90+Del	Net Loan Chargoffs	NLCs/ Loans
		(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)

Macon Financial		2.52%	10.36%	8.86%	3.12%	35.26%	21.56%	$22,235	3.33%

All Public Companies
Averages		0.56%	3.90%	4.75%	1.79%	59.10%	53.89%	$1,600	0.83%
Medians		0.20%	2.60%	3.28%	1.48%	43.55%	37.99%	$458	0.30%

State of NC
Averages		0.81%	2.44%	2.75%	1.65%	73.09%	45.93%	$2,918	2.00%
Medians		0.81%	2.44%	2.75%	1.65%	73.09%	45.93%	$2,918	2.00%

Comparable Group
Averages		0.66%	3.48%	3.81%	1.82%	63.57%	51.53%	$1,755	0.86%
Medians		0.44%	2.65%	3.07%	1.63%	52.99%	40.53%	$987	0.71%

Comparable Group
CITZ	CFS Bancorp, Inc of Munster IN (1)	2.06%	8.03%	9.23%	2.36%	25.57%	18.61%	$987	0.54%
CFFC	Community Fin. Corp. of VA (1)	1.96%	7.56%	6.45%	1.61%	29.69%	23.50%	$3,000	2.46%
FCLF	First Clover Leaf Fin. Cp of IL (1)	0.67%	2.48%	2.12%	1.46%	44.47%	26.31%	$818	0.83%
FDEF	First Defiance Fin. Corp of OH	0.44%	2.65%	3.07%	2.75%	89.53%	74.56%	$3,115	0.85%
FSFG	First Savings Fin. Grp of IN	0.29%	1.49%	1.63%	1.20%	67.44%	49.73%	$90	0.10%
HFFC	HF Financial Corp. of SD	0.06%	3.17%	3.67%	1.60%	43.55%	35.27%	$1,503	0.71%
HBCP	Home Bancorp, Inc. Lafayette LA	0.01%	0.32%	0.59%	0.91%	186.32%	178.70%	$3	0.00%
HFBC	HopFed Bancorp, Inc. of KY (1)	0.00%	2.10%	2.12%	2.34%	76.02%	43.22%	$405	0.27%
MFSF	MutualFirst Fin. Inc. of IN (1)	0.63%	2.69%	3.08%	1.63%	52.99%	40.53%	$4,775	1.94%
PULB	Pulaski Fin Cp of St. Louis MO	0.93%	5.17%	7.21%	2.37%	22.35%	25.55%	$4,112	1.40%
TSH	Teche Hlding Cp of N Iberia LA (1)	0.26%	2.60%	2.73%	1.78%	61.38%	50.80%	$501	0.34%

Source:	SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

(1)	Financial Information is for the quarter ending December 31, 2010.

Copyright (c) 2011 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.1

IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Company’s conversion transaction.

Appraisal Guidelines

The OTS written appraisal guidelines specify the market value methodology for estimating the pro forma market value of an institution. The FRB, FDIC, state banking agencies and other federal regulatory agencies have endorsed the OTS appraisal guidelines as the appropriate guidelines involving mutual-to-stock conversions. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes

RP® Financial, LC.	VALUATION ANALYSIS
IV.2

in Macon Financial’s operations and financial condition; (2) monitor Macon Financial’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally. If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Macon Financial’s value, or Macon Financial’s value alone. To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Company coming to market at this time.

1. Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and

RP® Financial, LC.	VALUATION ANALYSIS
IV.3

quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Company’s and the Peer Group’s financial strengths are noted as follows:

•

Overall A/L Composition. Loans funded by retail deposits were the primary components of both Macon Financial’s and the Peer Group’s balance sheets. The Company’s interest-earning asset composition exhibited a slightly higher concentration of loans and a greater degree of diversification into higher risk and higher yielding types of loans. Overall, the Company’s asset composition provided for a lower yield earned on interest-earning assets, which was in part related to the relatively high level of non-accruing loans maintained by the Company. The Company and the Peer Group maintained similar risk weighted assets-to-assets ratios. Macon Financial’s funding composition reflected slightly a higher level of deposits and a slightly lower level of borrowings than the comparable Peer Group ratios, which translated into a higher cost of funds for the Company. Overall, as a percent of assets, the Company maintained a similar level of interest-earning assets and a higher level interest-bearing liabilities compared to the Peer Group’s ratios, which resulted in a lower IEA/IBL ratio for the Company. After factoring in the impact of the net stock proceeds, the Company’s IEA/IBL ratio will be more comparable to the Peer Group’s ratio. On balance, RP Financial concluded that asset/liability composition was a slightly negative factor in our adjustment for financial condition.

•

Credit Quality. The Company’s ratios for non-performing assets and non-performing loans were less favorable than the comparable Peer Group ratios. Loss reserves as a percent of non-performing loans were lower for the Company, while the Company maintained higher loss reserves as a percent of loans. Net loan charge-offs were a more significant factor for the Company. As noted above, the Company’s risk weighted assets-to-assets ratio was similar to the Peer Group’s ratio. Overall, RP Financial concluded that credit quality was a significantly negative factor in our adjustment for financial condition.

•

Balance Sheet Liquidity. The Company operated with a slightly lower level of cash and investment securities relative to the Peer Group (20.0% of assets versus 21.7% for the Peer Group). Following the infusion of stock proceeds, the Company’s cash and investments ratio is expected to increase as the proceeds retained at the holding company level will be initially deployed into investments. The Company’s future borrowing capacity was considered to be fairly comparable to the Peer Group’s borrowing capacity, based on the comparable level of borrowings funding the Company’s and the Peer Group’s assets. Overall, RP Financial concluded that balance sheet liquidity was a neutral factor in our adjustment for financial condition.

•

Funding Liabilities. The Company’s interest-bearing funding composition reflected a higher concentration of deposits and a slightly lower concentration of borrowings, which translated into a higher cost of funds for the Company. The Company’s higher cost of funds reflects a deposit composition with a relatively high concentration of CDs, including brokered CDs. Total interest-bearing liabilities as a percent of assets were higher for the Company compared to the Peer Group’s ratio, which was attributable to Macon Financial’s lower capital position. Following the stock offering, the increase in the Company’s capital position should provide Macon Financial with a more comparable level of interest-bearing liabilities as maintained by the Peer Group. Overall, RP Financial concluded that funding liabilities was a slightly negative factor in our adjustment for financial condition.

RP® Financial, LC.	VALUATION ANALYSIS
IV.4

•

Capital. The Company currently operates with a lower equity-to-assets ratio than the Peer Group. However, following the stock offering, Macon Financial’s pro forma capital position can be expected to be comparable or slightly exceed the Peer Group’s equity-to-assets ratio. The Company’s pro forma capital position implies similar leverage capacity as the Peer Group, similar dependence on interest-bearing liabilities to fund assets and a similar capital cushion to absorb credit quality related losses as the Peer Group. On balance, RP Financial concluded that capital strength was a neutral factor in our adjustment for financial condition.

On balance, Macon Financial’s balance sheet strength was considered to be less favorable than the Peer Group’s and, thus, a moderate downward adjustment was applied for the Company’s financial condition.

2. Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

•

Reported Earnings. The Company reported a net loss equal to 2.15% of average assets, versus net income equal to 0.55% of average assets for the Peer Group. The net loss recorded by the Company was largely related to relatively high loan loss provisions and a loss on the sale of real estate owned. The Peer Group also maintained earnings advantages with respect to higher ratios for net interest income and non-interest operating income, while a lower operating expense ratio was an earnings advantage for the Company. Reinvestment and leveraging of stock proceeds into interest-earning assets will serve to increase the Company’s earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by higher operating expenses associated with operating as a publicly-traded company. On balance, RP Financial concluded that the Company’s reported earnings were a moderately negative factor in our adjustment for profitability, growth and viability of earnings.

•

Core Earnings. Net interest income, operating expenses, non-interest operating income and loan loss provisions were reviewed in assessing the relative strengths and weaknesses of the Company’s and the Peer Group’s core earnings. In these measures, the Company operated with a lower net interest margin, a lower operating expense ratio and a lower level of non-interest operating income. The Company’s lower ratios for net interest income and operating expenses translated into a slightly higher expense coverage ratio in comparison to the Peer Group’s ratio (equal to 1.17x versus 1.12X for the Peer Group). Comparatively, the Company’s efficiency ratio of 74.2% was less favorable than the Peer Group’s efficiency ratio of 69.7%. Loan loss provisions had a more significantly larger impact on the Company’s earnings (2.34% of average assets versus 0.64% of average assets for the Peer Group). Overall, these measures, as well as the expected earnings benefits the Company should realize from the redeployment of stock proceeds into interest-

RP® Financial, LC.	VALUATION ANALYSIS
IV.5

earning assets and leveraging of post-conversion capital, which will be somewhat negated by expenses associated with operating as a publicly-traded company, indicate that the Company’s pro forma core earnings will be less favorable than the Peer Group’s. Therefore, RP Financial concluded that this was a moderately negative factor in our adjustment for profitability, growth and viability of earnings.

•

Interest Rate Risk. Quarterly changes in the Company’s and the Peer Group’s net interest income to average assets ratios indicated that a higher degree of volatility was associated with the Company’s net interest margin. Other measures of interest rate risk, such as capital, IEA/IBL ratios and non-interest earning assets comprising assets, were more favorable for the Peer Group, thereby indicating a lower dependence on the yield-cost spread to sustain net interest income. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Company with equity-to-assets and IEA/ILB ratios that are more comparable to the Peer Group ratios, as well as enhance the stability of the Company’s net interest margin through the reinvestment of stock proceeds into interest-earning assets. Accordingly, on balance, this was a slightly negative factor in our adjustment for profitability, growth and viability of earnings.

•

Credit Risk. Loan loss provisions had a significantly larger impact on the Company’s earnings (2.34% of average assets versus 0.64% of average assets for the Peer Group). In terms of future exposure to credit quality related losses, the Company maintained a slightly higher concentration of assets in loans and lending diversification into higher risk types of loans was slightly greater for the Company. Credit quality measures for non-performing assets and loss reserves as a percent of non-performing loans were more favorable for the Peer Group, while the Company maintained higher loss reserves as a percent of loans. Higher net loan charge-offs recorded by the Company further implied that greater credit risk was associated with the Company’s earnings. Overall, RP Financial concluded that credit risk was a significantly negative factor in our adjustment for profitability, growth and viability of earnings.

•

Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the Company maintained a less favorable interest rate spread than the Peer Group, which would tend to support a stronger net interest margin going forward for the Peer Group. Second, the infusion of stock proceeds will provide the Company with comparable or possibly greater growth potential through leverage than currently maintained by the Peer Group. Third, the Peer Group’s higher ratio of non-interest operating income and the Company’s lower operating expense ratio are viewed as respective advantages to sustain earnings growth during periods when net interest margins come under pressure as the result of adverse changes in interest rates. Fourth, the Company’s less favorable credit quality measures implies greater credit risk is associated with the Company’s future earnings. Overall, earnings growth potential was considered to be a slightly negative factor in our adjustment for profitability, growth and viability of earnings.

•

Return on Equity. Currently, the Company’s ROE is negative as the result of the net loss recorded for the twelve month period. Comparatively, the Peer Group’s ROE exceeded the average ROE for all publicly-traded thrifts. Accordingly, this was a significantly negative factor in the adjustment for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS
IV.6

On balance, Macon Financial’s pro forma earnings strength was considered to be less favorable than the Peer Group’s and, thus, a moderate downward adjustment was applied for profitability, growth and viability of earnings.

3. Asset Growth

The Company recorded an 11.1% decline in assets, versus a 0.4% increase in assets recorded by the Peer Group. Asset growth for the Peer Group reflected an increase in cash and investments, which was largely offset by a decrease in loans. Asset shrinkage by the Company included cash and investments and loans. On a pro forma basis, the Company’s tangible equity-to-assets ratio will be more comparable to the Peer Group’s tangible equity-to-assets ratio, indicating similar or slightly greater leverage capacity for the Company, including potential growth through acquisition. On balance, we concluded that a slight downward adjustment was warranted for asset growth.

4. Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. Operating in western North Carolina, the Company serves a somewhat rural market area, as indicated by low population density and relatively low measures for household and per capita income measures. Located in the Smokey Mountains region of North Carolina, the Company’s lending markets have been depressed as demand for second homes and vacation rental properties has been sharply curtailed by the recession and slow recovery. Macon County’s March 2011 unemployment rate was above the comparable unemployment rates for the U.S and North Carolina.

Overall, the markets served by the Peer Group companies were viewed as slightly more favorable with respect to supporting growth opportunities, as they generally operated in more populous and affluent markets than served by the Company. At the same time, population growth in Company’s primary market area has been stronger compared to the majority of the primary market areas that are served by the Peer Group companies. The Company’s competitive position in the primary market area, as indicated by deposit market share, was viewed to be stronger than maintained by the Peer Group companies in general. Macon Financial’s deposit market share equaled 45.3% in Macon County versus a 15.9% average and a 10.1% median deposit market shares indicated for the Peer Group companies in their

RP® Financial, LC.	VALUATION ANALYSIS
IV.7

respective primary market area counties. Summary demographic and deposit market share data for the Company and the Peer Group companies is provided in Exhibit III-4. As shown in Table 4.1, March 2011 unemployment rates for the markets served by the Peer Group companies were on average lower than the March 2011 unemployment rate for Macon County. On balance, we concluded that a slight downward adjustment was appropriate for the Company’s market area.

Table 4.1

Market Area Unemployment Rates

Macon Financial Corp. and the Peer Group Companies(1)

	County	March 2011 Unemployment
Macon Financial Corp. – NC	Macon	11.9%

Peer Group Average		8.6%

CFS Bancorp, Inc. – IN	Lake	9.6%
Community Fin. Corp. – VA	Staunton	6.6
First Clover Leaf Fin. – IL	Madison	9.2
First Defiance Fin. Corp. – OH	Defiance	9.7
First Savings Fin. Group – IL	Clark	11.6
HF Financial Corp. – SD	Minnehaha	5.6
Home Bancorp, Inc. – LA	Lafayette	6.1
HopFed Bancorp, Inc. – KY	Christian	10.7
MutualFirst Financial Inc. – IN	Delaware	9.3
Pulaski Financial Corp. – MO	St. Louis	8.6
Teche Holding Corp. – LA	Iberia	8.0

(1)	Unemployment rates are not seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

5. Dividends

At this time the Company has not established a dividend policy. Presently, the Company may not pay dividends on its common stock until it has resumed paying dividends on its trust preferred debt. Furthermore, if the Company’s MOU has not been terminated, the Company must receive the prior approval of the Federal Reserve Bank of Richmond before paying a dividend. To the extent the Company satisfies the above conditions, future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum

RP® Financial, LC.	VALUATION ANALYSIS
IV.8

capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

Seven out of the eleven Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 0.75% to 5.14%. The average dividend yield on the stocks of the Peer Group institutions equaled 2.23 as of May 13, 2011. As of May 13, 2011, approximately 62% of all fully-converted publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an average yield of 1.63%. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

Based on the Company’s pro forma capital position, current operating losses related to deterioration in credit quality and restrictions on paying dividends, the Company’s capacity to pay dividends is viewed to be less than Peer Group companies on average. On balance, we concluded that a moderate downward adjustment was warranted for this factor.

6. Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. All eleven of the Peer Group companies trade on the NASDAQ. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $15.2 million to $143.4 million as of May 13, 2011, with average and median market values of $70.2 million and $58.3 million, respectively. The shares issued and outstanding for the Peer Group companies ranged from 2.1 million to 11.5 million, with average and median shares outstanding of 7.1 million and 7.3 million, respectively. The Company’s stock offering is expected to have a pro forma market value and shares outstanding that will be within the ranges of market values and shares outstanding indicated for the Peer Group companies, and will not be significantly different than the Peer Group’s averages and medians indicated for market value and shares outstanding. Like all of the Peer Group companies, the Company’s stock will be quoted on the NASDAQ following the stock offering. Overall, we anticipate that the Company’s public stock will have a comparable trading market as the majority of the Peer Group companies and, therefore, concluded no adjustment was necessary for this factor.

RP® Financial, LC.	VALUATION ANALYSIS
IV.9

7. Marketing of the Issue

We believe that three separate markets exist for thrift stocks, including those coming to market such as Macon Financial: (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; and (3) the acquisition market for thrift franchises in North Carolina. All three of these markets were considered in the valuation of the Company’s to-be-issued stock.

A. The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed in recent quarters. Stocks leapt to a five-month high at the start of the fourth quarter of 2010, as investors responded to signals that the Federal Reserve was poised to step in to prop up the U.S. economy. September employment data, which showed a loss of jobs and no change in the unemployment rate, translated into a mixed trading market ahead of third quarter earnings season kicking into high gear. Stocks traded unevenly in the second half of October, as investors responded to generally favorable third quarter earnings reports and concerns that the foreclosure crisis could spread into the overall economy. The Dow Jones Industrial Average (“DJIA”) surged to a two-year high in early-November, as investors were encouraged by the Federal Reserve’s plan to support the economy and better-than-expected job growth reflected in the October employment report. Stocks reversed course heading into mid-November, amid concerns over Europe’s debt problems, the potential impact of the Federal Reserve’s stimulus plan and slower growth in China. A favorable report on jobless claims hitting a two-year low helped stocks to rebound heading into late-November, which was followed by a downturn as investors remained concerned about the debt crisis in

RP® Financial, LC.	VALUATION ANALYSIS
IV.10

Europe. Stocks rebounded in early-December, based on news reports that U.S. consumers felt more upbeat about the economic outlook, U.S. exports in October surged to their highest level in more than two years and retail sales increased in November. Stocks also benefitted from a pick-up in merger activity heading into mid-December. The DJIA moved to a two year high ahead of the Christmas holiday, with financial stocks leading the broader market higher as some announced bank mergers heightened acquisition speculation for the sector.

The broader stock market started 2011 on an upswing, fueled by reports of manufacturing activity picking up in December. Weaker than expected job growth reflected in the December employment report pulled stocks lower to close out the first week in 2011. A favorable fourth quarter earnings report by J.P. Morgan and data confirming strength in the manufacturing sector helped stocks to rebound in mid-January, with the DJIA moving to its highest close since June 2008. The positive trend in the broader stock market was sustained in late-January, which was followed by a one day sell-off as political unrest in Egypt rattled markets around the world. The DJIA ended up 2.7% for the month of January, which was its strongest January in 14 years. Stocks continued to trade higher through the first two weeks of February, as the DJIA closed higher for eight consecutive trading sessions. Strong manufacturing data for January, merger news and some favorable fourth quarter earnings reports helped to sustain the rally in the broader stock market. News that Egypt’s President resigned further boosted stocks heading into mid-February. A strong report on manufacturing activity in the Mid-Atlantic region lifted the DJIA to a fresh two and one-half year high in mid-February, which was followed by a sell-off as stocks tumbled worldwide on worries over escalating violence in Libya. Stocks recovered in late-February, as oil prices stabilized. Volatility was evident in the broader stock market in early-March, as investors reacted to some strong economic reports mixed with concerns about Middle East tensions and surging oil prices. The DJIA closed below 12000 in the second week of March, as financial markets around the world were shaken by escalating turmoil in the Middle East and surprisingly downbeat economic news out of China. Stocks climbed to close out the second week of March, as some companies benefited from expectations that the rebuilding efforts in Japan following the earthquake and tsunami would positively impact their earnings. Announcements by some large banks of intentions to increase dividends, gains in energy companies and encouraging earnings news coming out of the technology sector contributed to gains in the broader market heading into late-March. Telecom stocks led the market higher in late-March, based on expectations of more

RP® Financial, LC.	VALUATION ANALYSIS
IV.11

consolidation in that sector. Overall, the DJIA gained 6.4% in the first quarter, which was its best first quarter performance in twelve years.

Stocks started out the second quarter of 2011 with gains, as investors were heartened by the March employment report which showed signs of stronger job creation and the lowest unemployment rate in two years. Investors exercised caution in early-April ahead of the potential shutdown of the U.S. Government, which provided for a narrow trading range in the broader stock market. Worries about the high cost of raw materials undercutting growth prospects and some favorable economic reports translated into a mixed stock market performance in mid-April. Strong first quarter earnings reports posted by some large technology stocks helped to lift the DJIA to a multi-year high going into the second half of April. Stocks rose following the Federal Reserve’s late-April meeting, based on indications that the Federal Reserve would not be increasing rates anytime soon. Disappointing earnings reports and lackluster economic data pressure stocks lower ahead of the April employment report. Stronger than expected job growth reflected in April employment data, along with a pick-up in deal activity, helped stocks to rebound heading into mid-May. Worries about Greece’s debt problems and a slowdown in the global economic recovery pulled stocks lower in mid-May. On May 13, 2011, the DJIA closed at 12595.75, an increase of 18.6% from one year ago and an increase of 8.8% year-to-date, and the NASDAQ closed at 2828.47, an increase of 20.5% from one year ago and an increase of 6.6% year-to-date. The Standard & Poor’s 500 Index closed at 1337.77 on May 13, 2011, an increase of 17.8% from one year ago and an increase of 6.4% year-to-date.

The market for thrift stocks has been somewhat uneven in recent quarters, but in general has underperformed the broader stock market. The weak employment report for September 2010 and growing concerns about the fallout of alleged foreclosure abuses weighed on bank and thrift stocks during the first half of October, as financial stocks underperformed the broader stock market at the beginning of the fourth quarter. Some better-than-expected earnings reports provided a slight boost to bank and thrift stocks heading into the second half of October, which was followed by a downturn in late-October on lackluster economic data. Financial stocks led the market higher in early-November, which was supported by the Federal Reserve’s announcement that it would purchase $600 billion of Treasury bonds over the next eight months to stimulate the economy. Profit taking and weakness in the broader stock market pulled thrift stocks lower heading into mid-November. Ongoing concerns about debt problems in Ireland, weak housing data for home sales in October and a widening insider trading

RP® Financial, LC.	VALUATION ANALYSIS
IV.12

investigation by the U.S. government pressured financial stocks lower heading into late-November. Favorable reports for retail sales and pending home sales helped thrift stocks move higher along with the broader stock market in early-December. Expectations of a pick-up in merger activity in the financial sector contributed to gains in the thrift sector as well during the second week of December. A report showing a rise in consumer confidence in early-December also provided a modest boost to thrift stocks heading into mid-December. Thrifts stocks benefitted from announced bank deals in the final weeks of 2010, as investors bet on an increase in financial sector merger activity in 2011.

Thrift stocks rallied along with the broader stock market at the start of 2011, as investors were encouraged by data that suggested the economic recovery was strengthening. A strong fourth quarter earnings report posted by J.P. Morgan supported gains in the financial sector in mid-January, which was followed by a downturn heading into late-January as some large banks reported weaker than expected earnings. Thrift stocks traded higher along with the broader stock market into mid-February, as financial stocks benefitted from some favorable fourth quarter earnings reports coming out of the financial sector. Financial stocks also benefitted from a rally in mortgage insurer stocks, which surged on a government proposal to shrink the size of FHA. Thrift stocks faltered along with the broader market heading into late-February, as investors grew wary of mounting violence in Libya. A report that December home prices fell to new lows in eleven major metropolitan areas further contributed to the pullback in thrift prices. Thrift prices rebounded along with the broader market in late-February. Higher oil prices and profit taking pressured thrift stocks lower in early-March. News that Bank of America was planning to increase its dividend lifted financial stocks in general in the second week of March, which was followed by a downturn amid a pullback in the broader stock market. Thrift stocks advanced on announced plans by some large banks to increase their dividends following the Federal Reserve’s completion of its “stress test”, which was followed by a slight pullback in thrift stocks heading into late-March. Home sales data for February showing sharp drop-offs in new and existing home sales contributed to decline in thrift prices. An upward revision to fourth quarter GDP helped thrift stocks to rebound slightly in late-March.

The favorable employment report for March 2011 helped thrift stocks advance along with the broader stock at the start of the second quarter of 2011. Financial stocks outpaced the broader market in early-April, based on improving conditions for the larger banks and then eased lower on growing concerns about the potential shutdown of the U.S. Government. Mixed first quarter earnings reports, which included lower first quarter revenues

RP® Financial, LC.	VALUATION ANALYSIS
IV.13

reported by nation’s largest banks, pressured thrift stocks lower going into the second half of April. The Federal Reserve’s announcement that it will keep interest rates low for the foreseeable future helped to lift thrift stocks in late-April. Thrift stocks lagged the broader stock market heading into mid-May, as weak housing data continued to weigh on the sector. Most notably, home prices fell 3% in the first quarter of 2011, the steepest drop since 2008. Moody’s continued negative outlook on the American banking system weighed on thrift stocks as well in mid-May. On May 13, 2011, the SNL Index for all publicly-traded thrifts closed at 557.7, a decrease of 10.3% from one year ago and a decrease of 5.8% year-to-date.

B. The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will result in a discount to book value whereas in the current market for existing thrifts the P/B ratio often may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

As shown in Table 4.2, three standard conversions and two second-step conversion have been completed during the past three months. The standard conversion offerings are considered to be more relevant for Macon Financial’s pro forma pricing. The average closing pro forma price/tangible book ratio of the three recent standard conversion offerings equaled 53.7%. On average, the three standard conversion offerings reflected price appreciation of 13.1% after the first week of trading. As of May 13, 2011, the three recent standard conversion offerings reflected a 12.0% increase in price on average. It should be noted, that all three of the recent standard conversions maintained significantly lower levels of non-performing assets relative to Macon Financial.

Table 4.2

Pricing Characteristics and After-Market Trends

Recent Conversions Completed (Last Three Months)

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to		Insider Purchases
			Financial Info.		Asset Quality						Char. Found.		% Off Incl. Fdn. +Merger Shares
Institution	Conversion Date	Ticker	Assets	Equity/ Assets	NPAs/ Assets	Res. Cov.	Excluding Foundation				Form	% of Public Off. Excl. Fdn.	Benefit Plans				Initial Div. Yield
							Gross Proc.	% Offer	% of Mid.	Exp./Proc.			ESOP	Recog. Plans	Stk Option	Mgmt.& Dirs.
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(2)	(%)
Standard Conversions
Franklin Financial Corp. - VA*	4/28/11	FRNK-NASDAQ	$981	13.20%	2.73%	43%	$138.9	100%	132%	1.7%	C/S	1%/3%	8.0%	4.0%	10.0%	3.0%	0.00%
Sunshine Financial, Inc. - FL	4/6/11	SSNF-OTC-BB	$150	10.03%	3.75%	33%	$12.3	100%	118%	7.1%	N.A.	N.A.	8.0%	4.0%	10.0%	2.8%	0.00%
Fraternity Comm Bancorp, Inc. - MD	4/1/11	FRTR-OTC-BB	$170	9.42%	1.58%	196%	$15.9	100%	132%	5.0%	N.A.	N.A.	8.0%	4.0%	10.0%	2.8%	0.00%
Averages - Standard Conversions:			$433	10.88%	2.69%	91%	$55.7	100%	127%	4.6%	N.A.	N.A.	8.0%	4.0%	10.0%	2.9%	0.00%
Medians - Standard Conversions:			$170	10.03%	2.73%	43%	$15.9	100%	132%	5.0%	N.A.	N.A.	8.0%	4.0%	10.0%	2.8%	0.00%

Second Step Conversions
Rockville Financial New , Inc., - CT* (1)	3/4/11	RCKB-NASDAQ	$1,649	10.56%	1.07%	122%	$171.1	58%	132%	1.9%	N.A.	N.A.	4.0%	3.8%	9.5%	0.4%	0.00%
Eureka Financial Corp., - PA	3/1/11	EKFC-OTCBB	$127	11.10%	0.05%	1560%	$7.6	58%	95%	11.0%	N.A.	N.A.	8.0%	4.0%	10.0%	10.5%	0.00%
Averages - Second Step Conversions:			$888	10.83%	0.56%	841%	$89.4	58%	114%	6.5%	N.A.	N.A.	6.0%	3.9%	9.7%	5.5%	0.00%
Medians - Second Step Conversions:			$888	10.83%	0.56%	841%	$89.4	58%	114%	6.5%	N.A.	N.A.	6.0%	3.9%	9.7%	5.5%	0.00%
Averages - All Conversions:			$513	10.86%	1.84%	391%	$69.2	83%	122%	5.4%	N.A.	N.A.	7.2%	4.0%	9.9%	3.9%	0.00%
Medians - All Conversions:			$170	10.56%	1.58%	122%	$15.9	100%	132%	5.0%	N.A.	N.A.	8.0%	4.0%	10.0%	2.8%	0.00%

Institutional Information			Pro Forma Data								Post-IPO Pricing Trends
Institution	Conversion Date	Ticker	Pricing Ratios(3)(6)				Financial Charac.				Closing price:
			P/TB	Core P/E		P/A	Core ROA	TE/A	Core ROE	IPO Price	First Trading Day	% Chge	After First Week(4)	% Chge	After First Month(5)	% Chge	Thru 5/13/11	% Chge
			(%)	(x)		(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)%		($)	(%)
Standard Conversion
Franklin Financial Corp. - VA*	4/28/11	FRNK-NASDAQ	57.3%	50.5	x	13.0%	0.3%	22.7%	1.1%	$10.00	$11.97	19.7%	$11.77	17.7%	$11.80	18.0%	$11.80	18.0%
Sunshine Financial, Inc. - FL	4/6/11	SSNF-OTC-BB	49.3%	61.2	x	7.7%	0.1%	15.6%	0.8%	$10.00	$11.25	12.5%	$11.00	10.0%	$11.40	14.0%	$11.40	14.0%
Fraternity Comm Bancorp, Inc. - MD	4/1/11	FRTR-OTC-BB	54.4%	NM		8.7%	- 0.6%	16.0%	-3.7%	$10.00	$11.00	10.0%	$11.17	11.7%	$11.00	10.0%	$10.40	4.0%
	Averages - Standard Conversions:		53.7%	55.8	x	9.8%	-0.1%	18.1%	-0.6%	$10.00	$11.41	14.1%	$11.31	13.1%	$11.40	14.0%	$11.20	12.0%
	Medians - Standard Conversions:		54.4%	55.8	x	8.7%	0.1%	16.0%	0.8%	$10.00	$11.25	12.5%	$11.17	11.7%	$11.40	14.0%	$11.40	14.0%
Second Step Conversions
Rockville Financial New , Inc., - CT* (1)	3/4/11	RCKB-NASDAQ	91.0%	27.87		16.4%	0.6%	18.0%	3.3%	$10.00	$10.60	6.0%	$10.65	6.5%	$10.50	5.0%	$9.71	-2.9%
Eureka Financial Corp., - PA	3/1/11	EKFC-OTCBB	65.2%	15.87		9.9%	0.6%	15.2%	4.1%	$10.00	$12.25	22.5%	$11.75	17.5%	$12.85	28.5%	$12.65	26.5%
	Averages -Second Step Conversions:		78.1%	21.9	x	13.1%	0.6%	16.6%	3.7%	$10.00	$11.43	14.3%	$11.20	12.0%	$11.68	16.8%	$11.18	11.8%
	Medians -Second Step Conversions:		78.1%	21.9	x	13.1%	0.6%	16.6%	3.7%	$10.00	$11.43	14.3%	$11.20	12.0%	$11.68	16.8%	$11.18	11.8%
	Averages - All Conversions:		63.5%	38.9	x	11.1%	0.2%	17.5%	1.1%	$10.00	$11.41	14.1%	$11.27	12.7%	$11.51	15.1%	$11.19	11.9%
	Medians - All Conversions:		57.3%	39.2	x	9.9%	0.3%	16.0%	1.1%	$10.00	$11.25	12.5%	$11.17	11.7%	$11.40	14.0%	$11.40	14.0%

Note: * - Appraisal performed by RP Financial; BOLD = RP Fin. Did the business plan, “NT” - Not Traded; “NA” - Not Applicable, Not Available; C/S-Cash/Stock.

(1)	Non-OTS regulated thrift.
(2)	As a percent of MHC offering for MHC transactions.
(3)	Does not take into account the adoption of SOP 93-6.
(4)	Latest price if offering is less than one week old.
(5)	Latest price if offering is more than one week but less than one month old.
(6)	Mutual holding company pro forma data on full conversion basis.
(7)	Simultaneously completed acquisition of another financial institution.
(8)	Simultaneously converted to a commercial bank charter.
(9)	Former credit union.

May 13, 2011

RP® Financial, LC.	VALUATION ANALYSIS
IV.15

Shown in Table 4.3 are the current pricing ratios for the two fully-converted offerings completed during the past three months that trade on NASDAQ or an Exchange, one of which was a second-step offering. The current P/TB ratio of the fully-converted recent conversions equaled 76.61%, based on closing stock prices as of May 13, 2011.

C. The Acquisition Market

Also considered in the valuation was the potential impact on the Company’s stock price of recently completed and pending acquisitions of other savings institutions and banks operating in North Carolina. As shown in Exhibit IV-4, there were four North Carolina thrift acquisitions completed from the beginning of 2006 through year-to-date 2011 and there are currently no acquisitions pending for a North Carolina thrift institution. To the extent that acquisition speculation may impact the Company’s offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Company’s market and, thus, are subject to the same type of acquisition speculation that may influence Macon Financial’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in Macon Financial’s stock would tend to be less compared to the stocks of the Peer Group companies.

*	* * * * * * * * * *

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for thrift conversions and the local acquisition market for thrift stocks. Taking these factors and trends into account, RP Financial concluded that a slight downward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.	Management

The Company’s management team appears to have experience and expertise in all of the key areas of the Company’s operations. Exhibit IV-5 provides summary resumes of the Company’s Board of Directors and senior management. The Company currently does not have any senior management positions that are vacant.

RP® Financial, LC.	VALUATION ANALYSIS
IV.16

Table 4.3

Market Pricing Comparatives

Prices As of May 13, 2011

	Market		Per Share Data
Financial Institution	Capitalization		Core 12 Month EPS(2)	Book Value/ Share								Dividends(4)			Financial Characteristics(6)
	Price/ Share(1)	Market Value			Pricing Ratios(3)							Amount/ Share	Yield	Payout Ratio(5)	Total Assets	Equity/ Assets	Tang Eq/ Assets	NPAs/ Assets	Reported		Core
					P/E		P/B	P/A	P/TB	P/Core									ROA	ROE	ROA	ROE
	($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
All Public Companies	$11.06	$298.24	($0.03)	$13.11	18.38	x	84.75%	10.38%	92.75%	19.87	x	$0.21	1.64%	26.32%	$2,625	11.76%	11.07%	3.90%	0.06%	1.49%	-0.02%	0.60%
Converted Last 3 Months (no MHC)	$10.76	$227.62	$0.28	$14.42	34.68	x	76.46%	15.21%	76.61%	26.97	x	$0.13	1.34%	NM	$1,500	20.17%	20.16%	11.70%	0.20%	4.17%	0.45%	5.37%

Converted Last 3 Months (no MHC)
FRNK Franklin Financial Corp. of VA	$11.80	$168.78	$0.20	$17.44	NM		67.66%	15.33%	67.66%	NM		$0.00	0.00%	NM	$1,101	22.67%	22.67%	22.67%	-0.09%	NM	0.26%	NM
RCKB Rockville Financial New, Inc. of CT	$9.71	$286.45	$0.36	$11.39	34.68	x	85.25%	15.08%	85.55%	26.97	x	$0.26	2.68%	NM	$1,900	17.69%	17.64%	0.72%	0.49%	4.17%	0.63%	5.37%

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2011 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.17

The returns, equity positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9. Effect of Government Regulation and Regulatory Reform

In summary, as a fully-converted, FDIC insured institution, Macon Financial will operate in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Comparatively, Macon Financial and the Bank are currently operating under a Memorandum of Understanding issued by the FDIC, the North Carolina Commissioner of Banks and the Federal Reserve Bank of Richmond. Exhibit IV-6 reflects Macon Financial’s pro forma regulatory capital ratios. On balance, a moderately downward adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment
Financial Condition	Moderate Downward
Profitability, Growth and Viability of Earnings	Moderate Downward
Asset Growth	Slight Downward
Primary Market Area	Slight Downward
Dividends	Moderate Downward
Liquidity of the Shares	No Adjustment
Marketing of the Issue	Slight Downward
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	Moderate Downward

Valuation Approaches

In applying the accepted valuation methodology promulgated by the OTS and adopted by the other federal regulatory agencies and state banking agencies, i.e., the pro forma market

RP® Financial, LC.	VALUATION ANALYSIS
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value approach, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock – price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches – all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Company’s prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions and expenses (summarized in Exhibits IV-7 and IV-8).

In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.

RP Financial’s valuation placed an emphasis on the following:

•

P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. However, given that the Company’s pro forma reported and core earnings reflected net losses for the twelve months ended March 31, 2011, the Company’s pro forma P/E multiples were viewed as not meaningful for purposes of comparison to the Peer Group’s P/E multiples.

•

P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. In deriving Macon Financial’s valuation, RP Financial considered the P/B approach to be a highly valuable indicator of pro forma value, since the P/E approach did not render meaningful P/E multiples for the Company. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•

P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that, as of May 13, 2011, the pro forma market value of Macon Financial’s conversion stock was $50,000,000 at the midpoint, equal to 5,000,000 shares at $10.00 per share.

RP® Financial, LC.	VALUATION ANALYSIS
IV.19

Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Company’s reported earnings equaled a net loss of $22.9 million for the twelve months ended March 31, 2011. In deriving Macon Financial’s core earnings, the adjustments made to reported earnings were to eliminate gains on the sale of loans and investment securities, which equaled $1.082 million and $2.456 million, respectively, for the twelve months ended March 31, 2011 and the loss on sale of real estate owned equal to $5.145 million for the twelve months ended March 31, 2011. As shown below, on a tax effected basis, assuming an effective marginal tax rate of 39.5% for the earnings adjustments, the Company’s core earnings were determined to equal a net loss of $21.946 million for the twelve months ended March 31, 2011. (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group’s earnings in the calculation of core earnings).

Amount
($000)
Net income(loss)	$(22,918)
Deduct: Gain on sale of loans(1)	(655)
Deduct: Gain on sale of investment securities(1)	(1,486)
Add: Loss on sale of real estate owned	3,113

Core earnings estimate	$(21,946)

(1)	Tax effected at 39.5%.

Based on the Company’s reported and estimated core earnings and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported and core earnings were negative throughout the valuation range. Accordingly, the Company’s pro forma P/E multiples were considered to be not meaningful (“NM”) throughout the valuation range. Comparatively, as shown in Table 4.4, the Peer Group’s average reported and core P/E multiples equaled 14.29 times and 17.28 times, respectively. The Peer Group’s median reported and core earnings multiples equaled 12.53 times and 18.16 times, respectively.

2. Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to the Company’s pro forma book value. Based on the $50.0

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Table 4.4

Public Market Pricing

Macon Financial Corp. and the Comparables

As of May 13, 2011

		Market Capitalization		Per Share Data									Dividends(4)
				Core	Book	Pricing Ratios(3)
		Price/	Market	12 Month	Value/								Amount/		Payout
		Share(1)	Value	EPS(2)	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio(5)
		($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)
Macon Financial
Superrange		$10.00	$66.13	($3.19)	$17.98	NM		55.62%	6.64%	55.62%	NM		$0.00	0.00%	0.00%
Maximum		$10.00	$57.50	($3.69)	19.23	NM		52.00%	5.83%	52.00%	NM		$0.00	0.00%	0.00%
Midpoint		$10.00	$50.00	($4.26)	20.69	NM		48.33%	5.10%	48.33%	NM		$0.00	0.00%	0.00%
Minimum		$10.00	$42.50	($5.04)	22.62	NM		44.21%	4.37%	44.21%	NM		$0.00	0.00%	0.00%

All Public Companies(7)
Averages		$11.52	$337.31	($0.08)	$14.21	16.94	x	79.39%	9.60%	87.23%	19.06	x	$0.22	1.63%	26.91%
Medians		$12.00	$62.06	$0.36	$13.70	15.53	x	80.42%	9.30%	85.68%	17.24	x	$0.16	1.12%	0.00%

State of NC (No MHCs)(7)
Averages		$4.64	$53.40	($0.25)	$6.24	NM		74.36%	5.13%	76.07%	NM		$0.04	0.86%	0.00%
Medians		$4.64	$53.40	($0.25)	$6.24	NM		74.36%	5.13%	76.07%	NM		$0.04	0.86%	-16.00%

Comparable Group Averages
Averages		$11.96	$70.15	$0.78	$16.15	14.29	x	70.01%	7.31%	76.14%	17.28	x	$0.28	2.23%	21.26%
Medians		$8.00	$58.32	$0.38	$13.69	12.53	x	68.85%	6.33%	83.84%	18.16	x	$0.24	3.00%	19.02%

Peer Group
CITZ	CFS Bancorp, Inc. of Munster IN	$5.34	$58.04	$0.27	$10.39	16.69	x	51.40%	5.17%	51.45%	19.78	x	$0.04	0.75%	12.50%
CFFC	Community Financial Corp. of VA	$3.49	$15.22	$0.15	$8.42	10.91	x	41.45%	2.89%	41.45%	23.27	x	$0.00	0.00%	0.00%
FCLF	First Clover Leaf Fin. Corp. of IL	$6.90	$54.43	$0.38	$9.80	14.38	x	70.41%	9.47%	83.94%	18.16	x	$0.24	3.48%	50.00%
FDEF	First Defiance Financial Corp. of OH	$14.75	$143.43	$0.28	$23.31	19.93	x	63.28%	6.96%	87.85%	NM		$0.00	0.00%	0.00%
FSFG	First Savings Financial Group of IN	$16.29	$38.59	$1.64	$23.66	12.53	x	68.85%	7.53%	80.68%	9.93	x	$0.00	0.00%	0.00%
HFFC	HF Financial Corp. of SD	$10.95	$76.42	$0.25	$13.69	19.91	x	79.99%	6.33%	83.84%	NM		$0.45	4.11%	NM
HBCP	Home Bancorp Inc. of Lafayette LA	$14.78	$119.53	$0.66	$16.39	25.93	x	90.18%	17.06%	91.35%	22.39	x	$0.00	0.00%	0.00%
HFBC	HopFed Bancorp, Inc. of KY	$7.95	$58.32	$0.38	$12.73	8.93	x	62.45%	5.39%	63.00%	20.92	x	$0.32	4.03%	35.96%
MFSF	MutualFirst Financial Inc. of IN	$8.00	$55.88	$0.60	$14.22	8.51	x	56.26%	3.97%	58.95%	13.33	x	$0.24	3.00%	25.53%
PULB	Pulaski Fin. Corp. of St. Louis MO	$7.39	$77.39	$0.42	$8.34	9.12	x	88.61%	5.78%	92.84%	17.60	x	$0.38	5.14%	46.91%
TSH	Teche Holding Corp. of N. Iberia LA	$35.71	$74.42	$3.51	$36.71	10.35	x	97.28%	9.87%	102.20%	10.17x		$1.44	4.03%	41.74%

		Financial Characteristics(6)

		Total	Equity/	Tang. Eq./	NPAs/	Reported		Core
		Assets	Assets	Assets	Assets	ROA	ROE	ROA	ROE
		($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Macon Financial
Superrange		$995	11.94%	11.94%	9.71%	-2.22%	-18.56%	-2.12%	-17.74%
Maximum		987	11.20%	11.20%	9.79%	-2.25%	-20.06%	-2.15%	-19.18%
Midpoint		980	10.55%	10.55%	9.86%	-2.27%	-21.55%	-2.17%	-20.61%
Minimum		973	9.89%	9.89%	9.94%	-2.30%	-23.27%	-2.20%	-22.26%

All Public Companies(7)
Averages		$2,805	11.73%	11.05%	3.80%	0.02%	1.31%	-0.07%	0.36%
Medians		$906	10.91%	9.71%	2.65%	0.41%	3.66%	0.29%	3.17%

State of NC (No MHCs)(7)
Averages		$1,041	8.86%	8.72%	2.44%	-0.33%	-3.76%	-0.27%	-3.03%
Medians		$1,041	6.90%	6.75%	2.44%	-0.33%	-3.76%	-0.27%	-3.03%

Comparable Group Averages
Averages		$1,026	11.09%	10.38%	3.64%	0.52%	5.03%	0.41%	3.77%
Medians		$1,083	10.15%	9.71%	2.67%	0.60%	4.88%	0.29%	3.18%

Peer Group
CITZ	CFS Bancorp, Inc. of Munster IN	$1,122	10.07%	10.06%	8.03%	0.32%	3.10%	0.27%	2.61%
CFFC	Community Financial Corp. of VA	$528	9.29%	9.29%	7.56%	0.26%	2.84%	0.12%	1.33%
FCLF	First Clover Leaf Fin. Corp. of IL	$575	13.44%	11.53%	NA	0.65%	4.88%	0.52%	3.87%
FDEF	First Defiance Financial Corp. of OH	$2,062	12.76%	10.00%	2.65%	0.35%	2.95%	0.13%	1.12%
FSFG	First Savings Financial Group of IN	$513	10.93%	9.48%	NA	0.61%	5.64%	0.77%	7.11%
HFFC	HF Financial Corp. of SD	$1,207	7.91%	7.58%	3.17%	0.31%	4.07%	0.14%	1.85%
HBCP	Home Bancorp Inc. of Lafayette LA	$700	18.92%	18.72%	0.32%	0.66%	3.48%	0.76%	4.03%
HFBC	HopFed Bancorp, Inc. of KY	$1,083	10.29%	10.23%	2.10%	0.61%	6.44%	0.26%	2.75%
MFSF	MutualFirst Financial Inc. of IN	$1,407	9.32%	9.03%	2.69%	0.46%	4.98%	0.29%	3.18%
PULB	Pulaski Fin. Corp. of St. Louis MO	$1,338	8.87%	8.59%	NA	0.60%	7.32%	0.31%	3.79%
TSH	Teche Holding Corp. of N. Iberia LA	$754	10.15%	9.71%	2.60%	0.95%	9.65%	0.96%	9.82%

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis, and is show n on a pro forma basis w here appropriate.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but w e cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2011 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.21

million midpoint valuation, the Company’s pro forma P/B and P/TB ratios both equaled 48.33%. In comparison to the average P/B and P/TB ratios for the Peer Group of 70.01% and 76.14%, the Company’s ratios reflected a discount of 30.97% on a P/B basis and a discount of 36.52% on a P/TB basis. In comparison to the Peer Group’s median P/B and P/TB ratios of 68.85% and 83.84%, respectively, the Company’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 29.80% and 42.35%, respectively. At the top of the super range, the Company’s P/B and P/TB ratios both equaled 55.62%. In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super range reflected discounts of 20.55% and 26.95%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super range reflected discounts of 19.22% and 33.66%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable, given the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value and the Company’s pro forma earnings which reflected net losses based on pro forma reported and core earnings.

Exhibit IV-10 provides a comparative analysis of the pro forma P/TB ratios for all standard conversions completed during the past twelve months and implied P/TB discounts relative to their respective peer group’s P/TB ratios. The average and median P/TB discounts equaled 22.00% and 21.43%, respectively, and the average and median one week price change for the standard conversions equaled 10.79% and 11.70%, respectively. In general, the pro forma P/TB discount to the peer group tends to increase as the peer group’s P/TB ratio approaches or exceeds 100%, given the pro forma calculation of the converting institution’s pro forma P/TB in which the resulting percentage increase in the P/TB ratio declines as the value is increased by a consistent percentage. For example, Macon Financial’s P/TB ratio is 9.3% higher at the midpoint compared to the minimum of the valuation range, while the P/TB ratio is only 7.0% higher at the super maximum compared to the maximum of the valuation range.

3. Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the $50.0 million midpoint of the valuation range, the Company’s value equaled 5.10% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 7.31%, which implies a discount of 30.23% has been applied to the Company’s pro

RP® Financial, LC.	VALUATION ANALYSIS
IV.22

forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 6.33%, the Company’s pro forma P/A ratio at the midpoint value reflects a discount of 19.43%.

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings cannot be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). As discussed previously, three standard conversion offerings were completed during the past three months. In comparison to the 53.7% average closing forma P/TB ratio of the three recent standard conversions, the Company’s P/TB ratio of 48.33% at the midpoint value reflects an implied discount of 10.00%. At the top of the super range, the Company’s P/TB ratio of 55.62% reflects an implied premium of 3.58% relative to the recent standard conversions average P/TB ratio at closing. The current P/TB ratio of the only recent standard conversion that is publicly-traded equaled 67.66%, based on closing stock prices as of May 13, 2011. In comparison to the current P/TB ratio of the recent publicly-traded standard conversion, the Company’s P/TB ratio at the midpoint value reflects an implied discount of 28.57% and at the top of the super range reflects an implied discount of 17.79%.

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of May 13, 2011, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion equaled $50,000,000 at the midpoint, equal to 5,000,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $42,500,000 and a maximum value of $57,500,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 4,250,000 at the minimum and 5,750,000 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a super maximum value of $66,125,000 without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares

RP® Financial, LC.	VALUATION ANALYSIS
IV.23

outstanding of 6,612,500. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.4 and are detailed in Exhibit IV-7 and Exhibit IV-8.